                            ASSET PURCHASE AGREEMENT

                                      AMONG

                        PREMIER RESEARCH WORLDWIDE, LTD.

                                  As Purchaser

                                       AND

                                DLB SYSTEMS, INC.

                                       AND

                                 RECALMON, INC.

                                    As Seller

                                TABLE OF CONTENTS
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
ARTICLE I.                 INCORPORATION OF BACKGROUND; DEFINITIONS............................................  1
         Section 1.1.  Background..............................................................................  1
         Section 1.2.  Definitions.............................................................................  1

ARTICLE II.                SALE AND PURCHASE OF PURCHASED ASSETS; PURCHASE PRICE...............................  9
         Section 2.1.  Sale and Purchase of Purchased Assets...................................................  9
         Section 2.2.  Payment of Purchase Price...............................................................  9
         Section 2.3.  Assumption of Liabilities............................................................... 10
         Section 2.4.  Retained Liabilities.................................................................... 11
         Section 2.5.  Allocation of Purchase Price............................................................ 12

ARTICLE III.               CLOSING............................................................................. 13
         Section 3.1.  Closing................................................................................. 13

ARTICLE IV.                REPRESENTATIONS AND WARRANTIES OF SELLER............................................ 15
         Section 4.1.  Organization and Qualification.......................................................... 15
         Section 4.2.  Due Authorization....................................................................... 15
         Section 4.3.  Conflict with Other Instruments; Absence of Restrictions................................ 15
         Section 4.4.  Government and Third-Party Approvals.................................................... 16
         Section 4.5.  Title to Purchased Assets and Related Matters........................................... 16
         Section 4.6.  Other Representations Regarding Purchased Assets........................................ 16
         Section 4.7.  Conduct of Business..................................................................... 19
         Section 4.8.  Additional Information.................................................................. 19
         Section 4.9.  Permits and Approvals................................................................... 19
         Section 4.10. Compliance with Law..................................................................... 20
         Section 4.11. Litigation.............................................................................. 20
         Section 4.12. Absence of Material Changes............................................................. 20
         Section 4.13. Contracts, Leases, Etc.................................................................. 20
         Section 4.14. Product and Service Warranties.......................................................... 22
         Section 4.15. Taxes................................................................................... 22
         Section 4.16. Insurance............................................................................... 22
         Section 4.17. Employees............................................................................... 23
         Section 4.18. Strikes, Picketing, etc................................................................. 23
         Section 4.19. Pension and Other Employee Benefit Plans................................................ 23
         Section 4.20.  Contracts with Affiliates.............................................................. 24
         Section 4.21.  Commission............................................................................. 24
         Section 4.22.  No Other Representations............................................................... 25

ARTICLE V.                 REPRESENTATIONS AND WARRANTIES OF PURCHASER......................................... 25
         Section 5.1.  Organization............................................................................ 25
         Section 5.2.  Due Authorization....................................................................... 25
         Section 5.3.  Conflict With Other Instruments......................................................... 25
         Section 5.4.  Government and Third-Party Approvals.................................................... 25
         Section 5.5.  Litigation.............................................................................. 26
         Section 5.6.  Commission.............................................................................. 26
         Section 5.7.  Acknowledgements of Purchaser........................................................... 26

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
ARTICLE VI.                CERTAIN COVENANTS AND OTHER MATTERS................................................. 26
         Section 6.1.  Due Diligence Examinations and Investigations........................................... 26
         Section 6.2.  Confidentiality Agreement............................................................... 27
         Section 6.3.  Restriction on Certain Discussions and Actions.......................................... 28
         Section 6.4.  Conduct of Business Prior to the Closing................................................ 28
         Section 6.5.  Notice to Purchaser..................................................................... 29
         Section 6.6.  No Voluntary Bankruptcy Filing.......................................................... 29
         Section 6.7.  Employment Matters...................................................................... 29
         Section 6.8.  Consents, Further Assurances............................................................ 29
         Section 6.9.  Release of Seller Under Series B Preferred Stock Documents.............................. 29
         Section 6.10. Non-Assigned Contracts.................................................................. 30
         Section 6.11. UK Operations........................................................................... 31
         Section 6.12. Closing Date Balance Sheet.............................................................. 31

ARTICLE VII.               CONDITIONS TO THE OBLIGATION OF PURCHASER........................................... 31
         Section 7.1.  Representations and Warranties True..................................................... 31
         Section 7.2.  Performance of Obligations.............................................................. 32
         Section 7.3.  Consents................................................................................ 32
         Section 7.4.  Absence of Litigation................................................................... 32
         Section 7.5.  Certified Resolutions................................................................... 32
         Section 7.6.  Certificate of Good Standing: Tax Lien Certificate...................................... 32
         Section 7.7.  Delivery of Specified Documents......................................................... 33
         Section 7.8.  Opinion of Counsel for Seller........................................................... 33
         Section 7.9.  Joinder by Safeguard.................................................................... 33

ARTICLE VIII.              CONDITIONS TO THE OBLIGATION OF SELLER.............................................. 33
         Section 8.1.  Representations and Warranties True..................................................... 33
         Section 8.2.  Performance of Obligations.............................................................. 33
         Section 8.3.  Absence of Litigation................................................................... 33
         Section 8.4.  Delivery of Specified Documents......................................................... 33
         Section 8.5.  Opinion of Counsel for Purchaser........................................................ 34

ARTICLE IX.                POST-CLOSING COVENANTS OF SELLER.................................................... 34
         Section 9.1.  Books and Records of Seller............................................................. 34
         Section 9.2.  Discharge of Retained Liabilities....................................................... 34
         Section 9.3.  Covenant Not to Compete................................................................. 34

ARTICLE X.                 POST-CLOSING COVENANTS OF PURCHASER................................................. 35
         Section 10.1.  Books and Records of Purchaser......................................................... 35

ARTICLE XI.                SURVIVAL; INDEMNIFICATION, EXPENSES................................................. 35
         Section 11.1.  General Indemnification................................................................ 35

ARTICLE XII.               TERMINATION......................................................................... 39
         Section 12.1.  Termination............................................................................ 39
         Section 12.2.  Survival............................................................................... 40
         Section 12.3.  Expenses............................................................................... 40

ARTICLE XIII.              GENERAL............................................................................. 41
         Section 13.1.  No Tax Representations................................................................. 41
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
Section 13.2.  Regarding the Representations and Warranties........................................... 41
Section 13.3.  Binding Effect and Assignment.......................................................... 41
Section 13.4.  Waiver................................................................................. 42
Section 13.5.  Dispute Resolution..................................................................... 42
Section 13.6.  Notices................................................................................ 44
Section 13.7.  Use of Name............................................................................ 45
Section 13.8.  Governing Law.......................................................................... 45
Section 13.9.  No Third Party Beneficiaries........................................................... 45
Section 13.10. Severability........................................................................... 45
Section 13.11. Schedules.............................................................................. 45
Section 13.12. Section Headings....................................................................... 45
Section 13.13. Contents of Agreement.................................................................. 46
Section 13.14. Counterparts........................................................................... 46
Section 13.15. Public Announcements................................................................... 46
Section 13.16. Joinder by Knightview.................................................................. 46
Section 13.17. Value Added Tax........................................................................ 47

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                                      (iii)

                            ASSET PURCHASE AGREEMENT
                            ------------------------

                  THIS ASSET PURCHASE AGREEMENT (the "Agreement") made this 28th day of October, 1997, by and among DLB SYSTEMS, INC. ("DLB"), a Delaware corporation, and RECALMON, INC. ("Recalmon"), a Delaware corporation (DLB and Recalmon being collectively and individually, as appropriate, referred to herein as the "Seller"), and PREMIER RESEARCH WORLDWIDE, LTD. (the "Purchaser"), a Delaware corporation.

                                   BACKGROUND
                                   ----------

         A. Seller is engaged in the business of designing, developing, licensing, marketing, supporting, maintaining, and enhancing its proprietary software products for clinical research and development operations of pharmaceutical and biotechnology companies on a worldwide basis (collectively, the "Business").

         B. In connection with the Purchaser's acquisition of 210,000 shares of Series B Preferred Stock under the Series B Preferred Stock Purchase Agreement, DLB granted to the Purchaser an option to purchase (the "Option") the assets relating and pertaining to the Business, which Option is set forth in Section
6.05 and certain other provisions of Article VI of the Series B Preferred Stock Purchase Agreement.

         C. The Purchaser has timely and properly exercised the Option by providing written notice thereof to DLB and, as contemplated by Section 6.07(b) of the Series B Preferred Stock Purchase Agreement, the parties hereto are entering into this Agreement to memorialize their understanding of the terms and conditions upon which such purchase shall be completed.

         D. DLB heretofore transferred to Recalmon certain intangible assets relating to the Business, by reason of which Recalmon is also executing this Agreement with DLB as a Seller for the purpose of transferring such intangible assets to the Purchaser pursuant to and in accordance with the provisions hereof.

                  NOW, THEREFORE, in consideration of the premises and of the mutual promises, covenants, representations and warranties made in this Agreement, Purchaser and Seller, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I.
                    INCORPORATION OF BACKGROUND; DEFINITIONS
                    ----------------------------------------

         Section 1.1. Background. The Background provisions of this Agreement are incorporated herein by reference thereto as if fully set forth in this Agreement.

         Section 1.2. Definitions. For convenience, certain terms in this Agreement shall have the following meanings (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural terms defined), respectively:

                  "Accounts Receivable" shall mean all of Seller's accounts receivable and notes receivable created or arising in respect of the sale of services, products or other assets of the Business.

                  "Affiliate" shall mean, as to any specified Person, (a) any other Person controlling, controlled by or under common control with such specified Person, (b) any officer, director or partner of such specified Person, or (c) any other Person of which such specified Person is an officer, director, shareholder or partner. As used in this definition, the term "control," with respect to any Person, means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or a partnership interest, by contract or otherwise.

                  "Agreement" shall have the meaning ascribed to it in the heading hereof, and shall include any amendments or modifications hereof.

                  "Allocation" shall have the meaning ascribed to it in
Section 2.5 hereof.

                  "Amgen Dispute" shall mean the dispute between DLB and Amgen, Inc., which is more fully described in Schedule 4.11.

                  "Assumed Liabilities" shall have the meaning ascribed to it in Section 2.3 hereof.

                  "Assumption Agreement" shall mean the written agreement referred to in Section 3.1(b)(iii)(B) hereof evidencing and effecting the assumption of the Assumed Liabilities by Purchaser.

                  "Bill of Sale" shall mean the written instrument referred to in Section 3.1(b)(i)(A) hereof evidencing and effecting the assignment of the Purchased Assets by Seller.

                  "Board" shall mean the Board of Directors of DLB and/or Recalmon, as appropriate.

                  "Cash" shall mean all of Seller's cash and cash equivalents applicable to, or arising out of the operations of, the Business.

                  "Closing" shall mean the consummation of the transactions contemplated to occur hereunder on the Closing Date pursuant to Article III hereof.

                  "Closing Date" shall have the meaning ascribed to it in
Section 3.1 hereof.

                  "Closing Date Balance Sheet" shall mean the balance sheet required to be delivered by the Seller to the Purchaser pursuant to the provisions of Section 6.12 hereof.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor law, and any regulations issued by the Internal Revenue Service pursuant to the Internal Revenue Code of 1986, as amended, or any successor law.

                  "Common Stock" shall mean, collectively, the 1,800,000 shares of common stock of DLB, having a par value of $.01 per share, the issuance of which is authorized by DLB's Certificate of Incorporation (as in effect on the date hereof).

                  "Condition" shall mean the assets, liabilities, business, prospects, operations, results of operations or condition (financial or otherwise) of the Purchased Assets.

                  "Contracts" shall have the meaning ascribed to it in Section
4.13 hereof.

                  "DLB" shall mean DLB Systems, Inc., a Delaware corporation.

                  "DLB Ltd." shall mean DLB Systems Limited, a company organized under the laws of the United Kingdom, which has heretofore operated the Business on behalf of DLB from the UK Premises.

                  "DLB-NJ" shall mean DLB Systems, Inc., a New Jersey corporation, which is a shareholder of DLB.

                  "Employees" shall have the meaning ascribed to it in Section 4.17.

                  "Esposito Agreement" shall mean the letter agreement dated May 8, 1997, between DLB and Mr. Esposito.

                  "Evaluation Licensing Agreement" shall mean the Evaluation Licensing Agreement dated June 30, 1997, between DLB and the Purchaser.

                  "Equipment" shall mean, collectively, all of Seller's furniture, fixtures, machinery, equipment, motor vehicles, office equipment, computers, tools and replacement parts, wherever located.

                  "Financial Statements" shall have the meanings ascribed to it in Section 4.8(a) hereof.

                  "GAAP" shall mean generally accepted accounting principles, as in effect in the United States of America and consistently applied.

                  "Hazardous Substances" means, collectively, any toxic or hazardous gaseous, liquid or solid material or waste that may or could pose a hazard to the environment or human health or safety and is identified as such under any applicable environmental law, rule, or regulation.

                  "Indemnified Party" shall have the meaning ascribed to it in
Section 11.1(c) hereof.

                  "Indemnifying Party" shall having the meaning ascribed to it in Section 11.1(c) hereof.

                  "Intellectual Property and Information" shall mean, collectively, all the following assets of Seller relating to the Business (if any): patents, applications for patents, trademarks, trademark registrations, applications for trademark registrations, trade names, service marks, service mark registrations, applications for service mark registrations, copyrights, copyright registrations, applications for copyright registrations, computer programs, trade secrets, product related artwork and know-how.

                  "Joinder" shall mean the Joinder to this Agreement executed and delivered by Safeguard for the purposes set forth therein.

                  "Jolley Agreements" shall mean, collectively, (i) the Employment Agreement dated August 30, 1995, between DLB and Stephen Jolley, and
(ii) the Employment Agreement dated August 30, 1995, between DLB and Jennifer Jolley, in each case as modified through the date hereof.

                  "Knightview" shall mean Knightview Computing Limited, a company organized under the laws of the United Kingdom and a wholly-owned subsidiary of DLB.

                  "Knightview Lease" shall mean the Lease dated on or about May 21, 1996, by and among IXI Ltd. (as lessor), Knightview (as lessee), and DLB Ltd. (as guarantor), pursuant to which IXI Ltd. agreed to lease the UK Premises to Knightview, on the terms and subject to the conditions set forth therein.

                  "Knowledge" shall have the meaning ascribed to it in Section 13.2(b).

                  "Leased Real Property" shall mean the real property leased by DLB and used in the operation of the Business, generally described on Schedule 4.6(c) hereto.

                  "Leasehold Improvements and Fixtures" shall mean, collectively, all of the leasehold improvements, fixtures and appurtenances owned by Seller and attached to the Leased Real Property.

                  "Legal Expenses" shall having the meaning ascribed to it in
Section 11.1(a) hereof.

                  "Liabilities" shall mean, collectively, any and all duties, obligations, indebtedness, or liabilities of any nature whatsoever, express or implied, matured or unmatured, disputed, liquidated, unliquidated, absolute, fixed or contingent, known or unknown, whether now existing or hereafter created, whether or not required to be reflected as a liability on the liabilities side of a balance sheet or disclosed in the footnotes thereto in accordance with GAAP.

                  "License Agreements" shall mean, collectively, the Evaluation Licensing Agreement, the Master Software License Agreement, and the Marketing Agreement.

                  "Lien" shall mean, collectively, any mortgage, lien, security interest, pledge, or encumbrance of any nature whatsoever or any property or property interest.

                  "Losses" shall have the meaning ascribed to it in Section 11.1(a).

                  "Marketing Agreement" shall mean the Value-Added Marketing Agreement dated June 30, 1997, between DLB and the Purchaser.

                  "Master Software License Agreement" shall mean the Master Software License Agreement dated June 30, 1997, between the Purchaser and DLB.

                  "Material Adverse Effect" shall mean, with respect to any fact, circumstance, condition, or event, a material adverse effect upon the Purchased Assets taken as a whole, or the conduct of the Business by the Purchaser following the Closing (assuming, for purposes thereof, that the Business will be conducted after the Closing in the manner heretofore conducted by the Seller prior to the Closing).

                  "Mr. Esposito" shall mean Joseph A. Esposito, an adult individual who is the current President of DLB.

                  "Non-Assigned Contracts" shall mean, collectively, those Contracts listed on Schedule 6.10 attached hereto, which require the consent of the other party thereto in connection with the assignment thereof by the Seller to the Purchaser pursuant hereto and for which such consent has not been received as of the Closing.

                  "Ordinary Course Customer Claims" shall have the meaning ascribed to it in Section 4.14.

                  "Permitted Liens" shall mean, collectively, (i) those Liens for taxes not yet due and payable, and (ii) those Liens identified on Schedule 4.5 hereto that will remain as Liens against or affecting the Purchased Assets following the Closing.

                  "Person" shall mean an individual, a corporation, a partnership, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, or any other legal entity.

                  "PNC" shall mean PNC Bank, National Association, a national banking association.

                  "PNC Indebtedness" shall mean, collectively, all outstanding indebtedness of DLB to PNC in existence on the Closing Date.

                  "Preferred Stock" shall mean, collectively, the Series A Preferred Stock and the Series B Preferred Stock.

                  "Preliminary Balance Sheet" shall mean a balance sheet of the Business as of September 30, 1997 prepared, in all material respects, in accordance with GAAP (and in a manner consistent with Seller's historical preparation of financial statements for the Business).

                  "Premier Subsidiary" shall have the meaning ascribed to it in Section 13.3 hereof.

                  "Prepaid Items" shall mean, collectively, all of Seller's prepaid expenses expended for the benefit of the Business, including but not limited to advances and deposits, all of the Prepaid Items on the date hereof being listed on Schedule 4.6(g) hereto, to the extent transferable.

                  "Purchase Price" shall mean an amount equal to (i) Seven Million Five Hundred Thousand Dollars ($7,500,000), minus (ii) the Series B Preferred Stock Purchase Price, which the parties hereto acknowledge and agree reflects the manner in which the Purchase Price is required to be calculated pursuant to and in accordance with the provisions of Section 6.06 of the Series B Preferred Stock Purchase Agreement.

                  "Purchased Assets" shall mean, collectively, (a) all of the Seller's assets, properties and rights of every kind and description in existence on the Closing Date, tangible and intangible, wherever situated including, without limitation, (i) Accounts Receivable, Cash, Equipment, Intellectual Property and Information, Leasehold Improvements and Fixtures, Prepaid Items, and Rights and Other Property, (ii) those assets and properties reflected on the Preliminary Balance Sheet, with only such changes therein as shall have occurred in the regular and ordinary course of Seller's business consistent with past practice, (iii) all rights of Seller under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, licenses, permits, authorizations, instruments and other documents to which it is a party or by which it has rights, (iv) all rights, title, and interest of Seller and Knightview under the Knightview Lease, (v) all rights, title, and interest of Seller in and to the name "DLB Systems," and (vi) all right, title, and interest of the Seller under the Reseller Agreement between DLB and Oracle Corporation described on Schedule 4.13, (b) the UK Assets, and
(c) the business and operations of Seller as a going concern.

                  Notwithstanding the foregoing, the Purchased Assets do not include (A) the corporate seal, certificate of incorporation, minute books, stock books, tax returns or other records relating to the corporate organization of Seller, (B) the rights which accrue or will accrue to Seller under this Agreement, (C) any insurance policies maintained by Seller with respect to the Business, (D) any claims and rights against third parties (including insurance carriers) to the extent they relate to liabilities or obligations that are not assumed by the Purchaser hereunder, (E) claims for refunds of taxes and other governmental charges to the extent that the underlying tax liability was paid by Seller and such refunds relate to periods ending on or prior to the Closing Date, or (F) the Retained Assets.

                  "Purchaser" shall have the meaning ascribed to it in the heading hereof.

                  "Purchaser Board Designee" shall mean the member of the Board of DLB who is the designee of the Purchaser as holder of the Series B Preferred Stock. The parties hereto acknowledge that the Purchaser Board Designee is Dr. Joel Morganroth.

                  "Recalmon" shall have the meaning ascribed to it in the heading hereof.

                  "Retained Assets" shall mean, collectively, those assets described on Schedule 2.1A.

                  "Retained Liabilities" shall have the meaning ascribed to it in Section 2.4.

                  "Rights and Other Property" shall mean, collectively, all of Seller's assets not included in the Accounts Receivable, Cash, Equipment, Intellectual Property and Information, Leasehold Improvements and Fixtures, and Prepaid Items (used or useful in carrying out the Business).

                  "Safeguard" shall mean Safeguard Scientifics, Inc., a Pennsylvania corporation.

                  "Safeguard Warrants" shall have the meaning ascribed to it in the Series B Preferred Stock Agreement.

                  "Safeguard-DE" shall mean Safeguard Scientifics (Delaware), Inc., a Delaware corporation.

                  "Safeguard-DE Indebtedness" shall mean, collectively, all outstanding indebtedness of DLB to Safeguard-DE in existence on the Closing Date.

                  "Seller" shall have the meaning ascribed to it in the heading hereof.

                  "Seller Documents" shall mean the Bill of Sale and Assignment, the Assumption Agreement and other documents executed and delivered by the Seller pursuant to the provisions of this Agreement.

                  "Series A Preferred Stock" shall mean the 1,000,000 shares of capital stock of DLB designated as Series A Preferred Stock, the issuance of which is authorized by DLB's Certificate of Incorporation (as in effect on the date hereof).

                  "Series A Preferred Stock Purchase Agreements" shall mean, collectively, (i) the Preferred Stock Purchase Agreement dated as of August 30, 1995, and (ii) the Preferred Stock Purchase Agreement dated as of August 19, 1996, both between DLB and Safeguard, pursuant to which, among other things, Safeguard purchased an aggregate of 860,000 shares of Series A Preferred Stock, on the terms and conditions set forth therein.

                  "Series B Preferred Stock" shall mean the 500,000 shares of capital stock of DLB designated as Series B Preferred Stock, the issuance of which is authorized by DLB's Certificate of Incorporation (as in effect on the date hereof).

                  "Series B Preferred Stock Purchase Agreement" shall mean the Preferred Stock Purchase Agreement dated June 30, 1997, between DLB and the Purchaser, pursuant to which, among other things, the Purchaser purchased 210,000 shares of Series B Preferred Stock, on the terms and conditions set forth therein.

                  "Series B Preferred Stock Purchase Documents" shall mean, collectively, the Series B Preferred Stock Purchase Agreement, the License Agreements, and any and all other agreements, documents, and instruments under which the Seller has any Liabilities to the Purchaser in connection with the transactions described in or contemplated by the Series B Preferred Stock Purchase Agreement.

                  "Series B Preferred Stock Purchase Price" shall mean the sum of One Million Dollars ($1,000,000), the purchase price paid by the Purchaser for the Series B Preferred Stock purchased by it pursuant to the Series B Preferred Stock Purchase Agreement.

                  "Stock Option Plan" shall mean DLB's incentive stock option purchase plan, pursuant to which DLB is authorized to issue options to purchase up to 350,000 shares of Common Stock.

                  "Threshold Amount" shall mean the sum of Thirty-Five Thousand Dollars ($35,000).

                  "Transactions" shall mean, collectively, the purchase and sale of the Purchased Assets and all transactions completed in connection therewith, as provided herein.

                  "UK Assets" shall mean, collectively, those assets situate at the UK Premises and used in connection with the operation of the Business thereat, a description of which assets is set forth on Schedule 2.1.

                  "UK Assumed Liabilities" shall mean, collectively, those liabilities assumed by the Purchaser pursuant to the provisions of Section 2.3(e).

                  "UK Employees" shall mean, collectively, those persons who are employed by DLB Ltd. in connection with the operation of the Business at the UK Premises.

                  "UK Premises" shall mean, collectively, those office and related facilities comprising, in the aggregate, approximately 3,500 square feet of a building situate in Cambridge, United Kingdom, which is leased by Knightview pursuant to and is more particularly described in the Knightview Lease.

                  "Undisclosed Liabilities" shall mean, collectively, those Liabilities included in the Assumed Liabilities which have not been disclosed or referred to in Section 4.8(b) hereof.

                  "Undisclosed Tax Liabilities" shall mean, collectively, Undisclosed Liabilities in the nature of tax liabilities of the Seller.

                  "Warrant Agreements" shall have the meaning ascribed to it in the Series B Preferred Stock Purchase Agreement.

                                   ARTICLE II.
              SALE AND PURCHASE OF PURCHASED ASSETS; PURCHASE PRICE
              -----------------------------------------------------

                  Section 2.1. Sale and Purchase of Purchased Assets. Subject to the terms and conditions contained in this Agreement, at the Closing on the Closing Date, Seller shall sell, assign, transfer and deliver (or cause to be sold, assigned, transferred, and delivered) to Purchaser and Purchaser shall purchase and accept from Seller, free and clear of all Liens, other than Permitted Liens, all of the Purchased Assets.

                  Section 2.2. Payment of Purchase Price. At the Closing, Purchaser shall pay to Seller, by wire transfer of immediately available funds to such account(s) as the Seller may designate in writing to the Purchaser prior to the Closing an amount equal to the Purchase Price.

                  Section 2.3. Assumption of Liabilities. Except for the Retained Liabilities, at the Closing hereunder, the Purchaser shall assume and agree to timely pay, discharge or perform, as appropriate, the following Liabilities of Seller (collectively, the "Assumed Liabilities"):

                           (a)      all Liabilities of Seller relating or
pertaining to the Business conducted by the Seller prior to or through the Closing or otherwise including, without limitation, (i) Liabilities reflected on the Preliminary Balance Sheet (including accrued unpaid dividends in respect of the Series A Preferred Stock up to a maximum aggregate amount of Four Hundred Thousand Dollars ($400,000), as set forth thereon), (ii) Liabilities otherwise disclosed on Schedule 2.3(a), and (iii) Liabilities reflected on the Closing Date Balance Sheet;

                           (b)      PNC Indebtedness not required to be paid by
the Seller pursuant to the provisions of Section 2.4(a) and, in connection therewith, at the Closing the Purchaser shall remit to PNC, by wire transfer of immediately available funds, the amount of PNC Indebtedness assumed by the Purchaser under this Section 2.3(b) in complete satisfaction of its duties and obligations under this Section 2.3(b);

                           (c)      without limiting the generality of the
provisions of Section 2.3(a) hereof, accrued Liabilities as of the Closing Date under DLB's performance bonus plan authorized and adopted by the Board of DLB, pursuant to and in accordance with the terms and conditions of such plan, as reflected in the resolution adopted by the Board of DLB in connection therewith, a copy of which Board resolution is attached hereto as Schedule 2.3(c);

                           (d)      without limiting the generality of the
provisions of Section 2.3(a) hereof, all Liabilities of Seller in respect of the agreements, contracts, commitments and leases which are described in Section
4.13 hereof or are not required to be identified in accordance with the provisions of such Section 4.13; and

                           (e)      all Liabilities of the Seller and Knightview
under and with respect to (i) the Knightview Lease, (ii) trade payables relating or pertaining to the operation of the Business at the UK Premises through the Closing Date, regardless of whether such Business was conducted by (A) the Seller, (B) Knightview, or (C) DLB Ltd. (for the benefit, directly or indirectly, of the Seller or Knightview), a list of which trade payables being assumed by the Purchaser pursuant hereto shall be furnished by the Seller to the Purchaser at the Closing, and

(iii) those agreements, documents, and instruments described in Schedule 2.3(e).

                  Section 2.4. Retained Liabilities. Notwithstanding anything contained herein to the contrary, the Assumed Liabilities shall not include and the Seller shall remain liable for the following Liabilities of the Seller (collectively, the "Retained Liabilities"):

                           (a) PNC Indebtedness up to, but not exceeding, an
aggregate amount equal to One Million Dollars ($1,000,000) and, in connection therewith, at the Closing the Seller shall remit to PNC, by wire transfer of immediately available funds, the amount of PNC Indebtedness retained by the Seller under this Section 2.4(a) in complete satisfaction of its duties and obligations under this Section 2.4(a);

                           (b) Safeguard-DE Indebtedness up to, but not
exceeding an aggregate amount equal to, One Million Four Hundred Thousand Dollars ($1,400,000) and, in connection therewith, at the Closing the Seller shall remit to Safeguard-DE, by wire transfer of immediately available funds, the amount of Safeguard-DE Indebtedness retained by the Seller under this
Section 2.4(b) in complete satisfaction of its duties and obligations under this
Section 2.4(b);

                           (c) Except for (i) the payment of the accrued
dividends specified in Section 2.3(a)(i) hereof, (ii) accrued unpaid interest in respect of the Safeguard-DE Indebtedness as of the Closing, and (iii) payments due and owing to Safeguard as of the Closing under the administrative services agreement described in Schedule 2.3(a) (it being understood that the aggregate amount due and owing from the Purchaser by reason of clauses (ii) and (iii) of this Section 2.4(c) shall not exceed $170,000), all Liabilities of DLB to Safeguard or Safeguard-DE in respect of the Series A Preferred Stock Purchase Agreement, the Series A Preferred Stock, the Warrant Agreements, or otherwise;

                           (d) Liabilities of DLB to Mr. Esposito under the
Esposito Agreement;

                           (e) Liabilities of DLB in respect of the Stock Option
Plan (including authorized payoffs to optionees in connection therewith);

                           (f) Bonus payments in the maximum aggregate amount of
up to One Hundred Eighty Thousand Dollars ($180,000) awarded to certain key employees of DLB as an inducement for such employees to maintain their employment with DLB and become employees of Premier after the Closing pursuant to and in accordance with the terms and conditions of the resolution adopted by the Board of DLB in connection therewith, a copy of which Board resolution is attached hereto as Schedule 2.4(f);

                           (g) Any federal, state or local income tax payable by
the Seller in connection with the transactions contemplated hereby;

                           (h) Liabilities of DLB to holders of its capital
stock, solely in their capacity as stockholders, arising under the General Corporation Law of the State of Delaware in respect of (i) dividends, and (ii) payments to which such holders of capital stock are entitled in connection with any liquidation of DLB after the Closing Date;

                           (i) Liabilities of Recalmon and DLB to one another;

                           (j) Except as otherwise disclosed in Schedules 2.3(a)
or 2.3(e), Liabilities of DLB Ltd. and DLB to one another;

                           (k) Except as otherwise disclosed in Schedules 2.3(a)
or 2.3(e), Liabilities of Knightview and DLB to one another;

                           (l) Except as otherwise disclosed in Schedules 2.3(a)
or 2.3(e), Liabilities of DLB-NJ and DLB to one another;

                           (m) Liabilities of Stephen Jolley and/or Jennifer
Jolley and DLB to one another; and

                           (n) Liabilities arising from or relating to the Amgen
Dispute.

                  Section 2.5. Allocation of Purchase Price. Seller and Purchaser agree that the Purchase Price shall be allocated (the "Allocation") among the Purchased Assets in the manner set forth in Schedule 2.5, and further agree that each will report the federal income tax consequences of such purchase and sale contemplated hereby in a manner consistent with the Allocation. The Allocation described herein shall be prepared pursuant to and in accordance with the provisions of Section 1060 of the Code and the Seller shall prepare Form 8594 under such Section 1060 relating to the transactions contemplated hereby based upon the Allocation.

                                  ARTICLE III.
                                     CLOSING
                                     -------

                  Section 3.1.  Closing
                  ------------  -------

                           (a)      General.  Unless otherwise agreed to by the
parties hereto, the closing under this Agreement (the "Closing") will be held at a place mutually acceptable to the parties hereto, commencing at 3:00 P.M. on October 28, 1997, or such other date and time as shall be mutually agreed to in writing by Purchaser and Seller (the "Closing Date"). For accounting purposes only, the parties hereto shall treat the Closing as having occurred as of October 31, 1997 to the extent not inconsistent with the provisions of this Agreement.

                           (b) Closing Deliveries. At the Closing and as a
condition thereto:

                                    (i)  Seller will deliver, or cause to be
delivered, to Purchaser:

                                            (A) A General Assignment and Bill of
         Sale duly executed by Seller, in the form attached hereto as Schedule 3.1(b)(i)(A), and such other instruments of transfer, sale and assignment as shall be reasonably necessary to vest in Purchaser (or any assignee thereof permitted hereunder) good and marketable title to, and to assign and transfer to Purchaser all of Seller's right, title and interest in, the Purchased Assets as provided herein, free and clear of all Liens (other than the Permitted Liens) as provided hereunder;

                                            (B) Provided that the Purchaser
         remits to PNC the amount required pursuant to Section 2.3(b) hereof, UCC-3 financing statements, pursuant to which PNC shall terminate all Liens heretofore granted to it in any of the Purchased Assets as security for the PNC Indebtedness;

                                            (C) Without limiting the provisions
         of Section 7.6 hereof, such (1) secured transaction, judgment, and tax lien searches relating to the Seller and the Purchased Assets, and (2) good standing certificates concerning the Seller, as the Purchaser may reasonably require;

                                            (D) Subject to the provisions
         Section 6.11, assignments of all of the Seller's right, title, and interest in and to all trademarks and trademark applications described in Schedule 4.6(d) hereto, in an appropriate form for filing with the United States Patent and Trademark Office and the appropriate filing office in the United Kingdom;

                                            (E) The Joinder executed by
         Safeguard; and

                                            (F) All other agreements,
         certificates, consents, approvals and documentary evidence required to be delivered pursuant to Seller's obligations hereunder.

                                    (ii) Intentionally omitted.

                                    (iii)  Purchaser will deliver, or cause to
be delivered, to or for the benefit of the Seller, as appropriate:

                                            (A) The Purchase Price as provided
         by Section 2.2;

                                            (B) The Assumption Agreement in the
         form of Schedule 3.1(b)(iii)(B) evidencing and effecting the assumption by Purchaser of the Assumed Liabilities;

                                            (C) A written instrument from PNC,
         pursuant to which PNC shall release the Seller and Safeguard (as guarantor) from any further Liabilities to PNC arising in connection with any and all agreements evidencing, securing, or pertaining to the PNC Indebtedness;

                                            (D) A written instrument from each
         landlord of the Leased Real Property, pursuant to which such landlord shall release (1) the Seller and (2) Safeguard and Safeguard-DE (if and to the extent Safeguard and/or Safeguard-DE are guarantors thereunder) from any further Liabilities under the lease agreements and related documents relating and pertaining to the Seller's occupancy of the Leased Real Property;

                                            (E) The sum of Four Hundred Thousand
         Dollars ($400,000) in satisfaction of the Assumed Liabilities relating to accrued unpaid dividends in respect of the Series A Preferred Stock, as provided by Section 2.3(a)(i) hereof, by wire transfer of immediately available funds to such account(s) as may be designated in writing by the Seller to the Purchaser;

                                            (F) The original share certificate
         evidencing the 210,000 shares of Series B Preferred Stock owned by the Purchaser, which shall be duly endorsed in blank by the Purchaser;

                                            (G) The written resignation of the
         Purchaser Board Designee as a member of DLB's Board; and

                                            (H) All other agreements,
         certificates, consents, approvals and documentary evidence required to be delivered pursuant to the Purchaser's obligations hereunder.

                           (c) Transfer Taxes. Any sales taxes, property
transfer taxes and similar or related taxes payable in connection with the transfer of the Purchased Assets shall be paid by Purchaser.

                           (d)      Subsequent Documentation.  Seller shall at
any time and from time to time upon the reasonable written request of Purchaser execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further assignments and instruments of sale and transfer as may be reasonably required for the better assigning, transferring and confirming to Purchaser or its successors and assigns, or for aiding and assisting Purchaser or its successors and assigns in collecting and reducing to possession, any or all of the Purchased Assets.

                           (e)      Delivery of Tax Returns and Insurance
Policies. At or as soon as possible after the Closing, the Seller shall provide the Purchaser with complete copies of all tax returns filed by the Purchaser prior to the Closing Date, together with all related exhibits and schedules thereto, and all liability insurance maintained by the Seller as of the Closing Date.

                                   ARTICLE IV.
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

                  Seller jointly and severally represents and warrants to Purchaser as follows:

                  Section 4.1. Organization and Qualification. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation authorized to transact business and to own and lease property in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

                  Section 4.2. Due Authorization. The execution and delivery of this Agreement by Seller and the sale of the Purchased Assets and performance of the obligations of Seller contemplated hereby and by the Seller Documents have been duly and validly authorized by all necessary corporate and shareholder action. Seller has the right, power and authority to enter into and perform this Agreement and the Seller Documents, and this Agreement constitutes, and the Seller Documents will, upon their execution, constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

                  Section 4.3. Conflict with Other Instruments; Absence of Restrictions. Except as set forth on Schedule 4.3, the execution, delivery and performance of this Agreement and the Seller Documents by Seller will not contravene any provision of Seller's articles of incorporation or by-laws and will not result in a breach of, or constitute a default under, any material agreement or other document to which Seller is a party or by which Seller is bound, or any decree, order or rule of any domestic or foreign court or governmental agency or any provision of applicable law which is binding on Seller or the Purchased Assets, or result in the creation or imposition of any Lien, on any of the Purchased Assets or give to others any interest or rights therein or create in any third party the right to modify, terminate or accelerate (or to make a claim for damages in respect of) any material instrument or contract to which Seller is a party or by which Seller is bound.

                  Section 4.4. Government and Third-Party Approvals. Except as set forth on Schedule 4.4, no consent by, approval or authorization of or filing, registration or qualification with any federal, state or local authority, or any foreign governmental authority, or any other Person (including any party to any contract or agreement with Seller) is required (a) for the execution, delivery or performance of this Agreement or the Seller Documents by Seller, (b) in connection with Seller's consummation of the Transactions, or (c) subject to the provisions of Section 4.5, in order to vest in Purchaser good and marketable title in and to the Purchased Assets at the Closing free and clear of all Liens (except for the Permitted Liens).

                  Section 4.5. Title to Purchased Assets and Related Matters. Seller has good, valid and marketable title to the Purchased Assets, and all such Purchased Assets are held free and clear of Liens except for the Permitted Liens; provided, however, notwithstanding the foregoing, the Seller makes no representation or warranty, express or implied, with respect to (i) the Seller's rights in the name "DLB Systems," or (ii) the Seller's ability to transfer (A) those agreements set forth in Section 4.13 for which the required consents (as set forth on Schedule 4.4) have not been obtained as of the Closing Date, or (B) the Jolley Agreements. Subject to the foregoing, the instruments of transfer to be executed by Seller at the Closing will be effective to transfer to Purchaser good and marketable title to, and assign to Purchaser all of Seller's right, title and interest in and to, the Purchased Assets.

                  Section 4.6.  Other Representations Regarding Purchased
Assets.

                           (a)      Accounts Receivable.  All of the Accounts
Receivable as of the Closing Date will be reflected on the Closing Date Balance Sheet. The Accounts Receivable listed on the Closing Date Balance Sheet (i) have arisen in the ordinary course of the Business as heretofore conducted by the Seller, and (ii) represent valid obligations arising in the ordinary course of the Business as heretofore conducted by the Seller (A) for sales made or services performed, or (B) otherwise due and payable to the Seller pursuant to the agreement to which the Seller is a party under which the Account Receivable arose.

Except as reflected in the Financial Statements or on Schedule 4.6(a), to the Seller's Knowledge, no contest, claim, or set-off right has been made, asserted or exercised which relates to the amount or validity of any Account Receivable and involves an amount in excess of Five Thousand Dollars ($5,000). Notwithstanding anything contained herein, no representation or warranty is made by Seller with respect to the collectibility of any of the Accounts Receivable included within the Purchased Assets.

                           (b) Cash Accounts. Schedule 4.6(b) lists each bank
and mutual fund account and safe deposit box of Seller related to the operation of the Business and each Person authorized to sign checks or withdraw funds from such accounts and to have access to such safe deposit boxes.

                           (c) Real Property. Schedule 4.6(c) describes all real
estate, offices, and/or related facilities which are leased by the Seller and from which it conducts Business. Seller does not own any real property. To the Seller's Knowledge, the Seller's use and occupancy of the Leased Real Property is in compliance, in all material respects, with all applicable laws, rules, regulations, and ordinances (including, without limitation, subdivision, land use, zoning, and environmental laws, rules, regulations, and ordinances).

                           (d) Intellectual Property and Information. Except as
set forth on Schedule 4.6(d), the Intellectual Property and Information includes all right, title and interest in all patents, trademarks, service marks, trade names, mask works, copyrights, trade secrets, know-how, technology and other intellectual property and proprietary rights reasonably necessary for the conduct of the Business. Except for the licensing of source codes by the Seller from time to time, all licenses of which are described on Schedule 4.6(d), the Seller has not disclosed, licensed or otherwise transferred to any third party all or any portion of the Intellectual Property and Information, other than in the ordinary course of the Business. The Seller has no knowledge of any infringement of the Intellectual Property and Information by any third party. The Seller has not received any claim or notice stating that the Business, as presently conducted by the Seller, infringes upon or violates any of the patents, trademarks, service marks, trade names, mask works, copyrights, trade secrets, proprietary rights or other intellectual property of any other person. A complete list of licenses other than standardized end-user software licenses and registrations of and applications for registrations of such Intellectual Property and Information is attached hereto as Schedule 4.6(d). Except as set forth on Schedule 4.6(d), no claim is pending or, to the Seller's Knowledge, threatened against Seller and/or its officers, employees and consultants to the effect that any such Intellectual Property and Information owned or licensed by Seller, or which Seller otherwise has the right to use, is invalid or unenforceable by Seller in any material respect. Except pursuant to the terms of any licenses specified on
Schedule 4.6(d), Seller has no obligation to compensate any Person for the use of any such Intellectual Property and Information, and Seller has not granted any Person any license or other right to use any of the Intellectual Property and Information of Seller, whether requiring payment of royalties or not.
Schedule 4.6(d) also sets forth the actions which the Seller takes in connection with the operation of the Business to protect the secrecy, confidentiality, and value of the Intellectual Property and Information, although Seller makes no representation or warranty to the Purchaser that such actions are sufficient or adequate.

                           (e) Electronic Data Processing Equipment. The
Purchased Assets include all of the electronic data processing equipment and software currently used by Seller in operating the Business subject, however, to the leases relating thereto which are described on Schedule 4.13.

                           (f) Computer Software.

                                    (i) Performance. Schedule 4.6(f) contains a
list of all computer software products sold, licensed, distributed, marketed, used or under development by Seller (the "Software Products"). The Purchased Assets shall include all of the Seller's right, title, and interest in and to the Software Products. Schedule 4.6(f) describes generally the manner in which the Seller has heretofore internally classified defects claimed by customers of the Seller having the highest priority based upon such internal classification system.

                                    (ii) Title. The sale, license, distribution,
marketing or use of the Software Products by Seller does not, to the Seller's Knowledge, violate any rights of any other Person, and Seller has not received any communication alleging such violation. Except as otherwise disclosed in the Contracts described on Schedules 2.3(e), and 4.17, Seller has, and the Purchaser, following the Closing, will have (other than as a result of agreements entered into by the Purchaser), no obligation to compensate any Person other than Purchaser for the sale, license, distribution, marketing or use of the Software Products. Other than as set forth on Schedule 4.6(f), Seller has not granted to any other Person any license, option or other right in or to any of the Software Products, except-for non-exclusive, royalty-bearing, end-user licenses granted by Seller in the ordinary course of the Business pursuant to license agreements, substantially in the forms attached as part of
Schedule 4.6(f) (the "End-User Licenses").

                                    (iii) Maintenance. Seller has no obligation
to any other Person to maintain, modify, improve or upgrade any of the Software Products, except for any such obligation set forth in an End-User License or under a maintenance agreement substantially in the form attached as Schedule 4.6(f).

                           (g) Prepaid Items. All of Seller's prepaid expenses
are set forth in Schedule 4.6(g).

                           (h) Condition of Purchased Assets. Notwithstanding
anything contained herein to the contrary, the Seller makes no representation or warranty, express or implied, as to the value or operating condition of the equipment, machinery, furniture, fixtures, leasehold improvements, and other tangible property included within the Purchased Assets. Such Purchased Assets described in the immediately preceding sentence are being acquired by the Purchaser as a result of the Purchaser's inspection and examination thereof. The Purchased Assets are, in all material respects, sufficient to operate the Business transferred to the Purchaser, as such Business has heretofore been conducted by the Seller prior to the Closing.

                  Section 4.7. Conduct of Business. Between the date of the Preliminary Balance Sheet and the date hereof, Seller has conducted the Business only in the ordinary course and in a manner consistent with its past practices.

                  Section 4.8.  Additional Information.

                           (a) Financial Statements. Schedule 4.8 consists of
(ii) the audited financial statements of DLB from the date of its inception through December 31, 1996, and (ii) the internally prepared financial statements of DLB as at and for the period ending September 30, 1997 (the "Financial Statements") consisting of, in each case, of a balance sheet, a statement of operations, a statement of shareholder's equity and retained earnings and a statement of cash flows. The Financial Statements and the Closing Date Balance Sheet were prepared, in all material respects, in accordance with GAAP consistently applied throughout the periods reported thereon and fairly present the financial condition and the results of the operations of DLB as at the respective dates thereof and for the periods reported therein.

                           (b) Absence of Liabilities. On the Closing Date,
Seller had no Liabilities relating to or respecting the Business or the Purchased Assets, except as and to the extent reflected in the Financial Statements, the Preliminary Balance Sheet, the Closing Date Balance Sheet, this Agreement, or in any Schedule hereto (including Schedule 2.3(a), Schedule 2.3(c), and Schedule 2.3(e)).

                           (c) PNC Loan Documents. Schedule 4.8(c) hereto
contains a list of all agreements, documents, and instruments to which DLB is a party with PNC.

                  Section 4.9. Permits and Approvals. Schedule 4.9 contains a true and correct description of all licenses, permits, approvals, authorizations, consents and registrations, the absence of which could reasonably be expected to have a Material Adverse Effect, all of which, to the Seller's Knowledge, are in full force and effect, and the Business is currently being operated in compliance, in all material respects, with the terms of each of the foregoing.

                  Section 4.10. Compliance with Law. Seller has complied in all material respects with each, and is not in material violation of any, law, ordinance or governmental rule or regulation to which the Business or the Purchased Assets are subject, including, without limitation, environmental laws, rules, and regulations relating to the use, generation, handling, storage, transportation, release, treatment or disposal of Hazardous Substances.

                  Section 4.11. Litigation. Except as set forth on Schedule 4.11, no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the Seller's Knowledge, threatened against Seller with respect to the Business or the Purchased Assets. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or aware of any court, arbitrator or governmental or regulatory official, body or authority which affects the Business or the Purchased Assets.

                  Section 4.12. Absence of Material Changes. Between the date of the Preliminary Balance Sheet and the Closing Date, (i) there has not been any fact, circumstance, condition, or event which could reasonably be expected to have a Material Adverse Effect, and (ii) the Seller has conducted the Business in the ordinary course as heretofore conducted.

                  Section 4.13. Contracts, Leases, Etc. Except as listed on
Schedule 4.13 hereto, Seller is not, with respect to the Business or the Purchased Assets, a party to any written or oral:

                           (a) agreement, contract or commitment with any
present or former shareholder, director, officer, employee or consultant or for the employment of any Person, including any consultant;

                           (b) agreement, contract, commitment or arrangement
with any labor union or other representative of employees;

                           (c) agreement, contract or commitment for the future
purchase of, or payment for, supplies or products which obligates Seller to purchase supplies or products not limited as to quantity or at a specified price unrelated to the market price and which is not cancelable on 30 days' notice or less without penalty; or for the performance of services by a third party which involves in any one case $5,000 or more and is not cancelable on 30 days' notice or less without penalty;

                           (d) agreement, contract or commitment to sell or
supply products or to perform services which obligates Seller to sell products or perform services on terms not limited as to quantity but limited as to price which is not cancelable on 30 days' notice or less without penalty;

                           (e) representative, distribution, purchase or sales
agency agreement, contract or commitment;

                           (f) lease under which Seller is either lessor or
lessee;

                           (g) note, debenture, mortgage, pledge, charge,
security agreement, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for borrowing or lending of money (including, without limitation, loans to or from officers, directors or any member of their immediate families), agreement or arrangements for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person;

                           (h) agreement, contract or commitment for any
charitable or political contribution;

                           (i) agreement, contract or commitment for any capital
expenditure in excess of $5,000;

                           (j) agreement, contract or commitment limiting or
restraining it from engaging or competing in any lines of business with any Person;

                           (k) license, franchise, distributorship or other
similar agreement, including those which relate in whole or in part to any patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by it in the operation of the Business;

                           (l) profit sharing, stock purchase, stock option,
pension, retirement, long-term disability, hospitalization, insurance or similar material plans providing employee benefits;

                           (m) other agreement, contract or commitment requiring
payments or other consideration by or from Seller in excess of $5,000 during the remainder of its term; or

                           (n) other material agreement, contract or commitment
not made in the ordinary course of business.

                  All of the foregoing agreements, contracts, commitments, leases and other documents and undertakings are sometimes herein referred to as the "Contracts."

                  To the Seller's Knowledge, (i) each of the Contracts is valid and enforceable in accordance with its terms; (ii) the parties thereto are in compliance, in all material respects, with the provisions thereof, (iii) no party is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and (iv) Seller's rights under the Contracts listed on Schedule 4.13 are transferable by Seller to Purchaser without restriction (except for the approvals and consents listed on Schedule 4.4).

                  Section 4.14. Product and Service Warranties. Set forth on
Schedule 4.14 are the standard forms of product and service warranties and guarantees utilized by Seller in connection with the operation of the Business together with all other material product and service warranties and guarantees used by Seller in connection with the operation of the Business, all of which are included in the Assumed Liabilities. Schedule 4.14 sets forth a description of all outstanding claims made under any warranty of the Seller relating to its products and all claims made under any such warranty during the one (1) year period prior to the Closing, other than customer claims in respect of warranty and/or maintenance obligations of the Seller which arise in the ordinary course of the Business and are customary for the industry in which the Business is conducted (collectively, the "Ordinary Course Customer Claims"). None of the Ordinary Course Customer Claims have given rise to any litigation or threatened litigation by the Seller's customers and all information relating to Ordinary Course Customer Claims heretofore made within the aforesaid one (1) year period is available for inspection by the Purchaser at the Leased Real Property situate at 1200 U.S. Highway 22 East, Bridgewater, New Jersey 08807.

                  Section 4.15. Taxes. Seller has duly and timely filed with the appropriate governmental agencies (federal, state, local and foreign) all tax and other returns required to be filed by it and such returns, in all material respects, accurately and completely reflect the Seller's tax obligations with respect to the periods covered thereby. Seller has paid, or has made sufficient provision for the payment of, all taxes required (a) to be paid by it for all fiscal and other applicable tax periods which have ended, or (b) to be accrued for the portion of the current fiscal or other current applicable tax period up to the day prior to the Closing Date. No deficiencies for any taxes have been asserted in writing or assessed against Seller which remain unpaid and which individually or in the aggregate are material to the Condition.

                  Section 4.16. Insurance. Schedule 4.16 sets forth a list of all policies or binders of fire, liability, product liability, worker's compensation, vehicular or other insurance held by or on behalf of Seller in respect of the Business and the Purchased Assets (specifying for each such insurance policy, except the policies for worker's compensation and vehicular insurance, the insurer, the policy number or covering note number with respect to binders, and each pending claim thereunder of more than $5,000 and setting forth the aggregate amounts paid out under each such policy through the date hereof). Such policies and binders are valid, in full force and effect and sufficient to protect the Business and the Purchased Assets against all insured hazards.

                  Seller is not in material default with respect to any provision contained in any such policy or binder. Seller has not received or given a notice of cancellation or non-renewal with respect to any such policy or binder. Seller has no Knowledge of any material inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts which might form the basis for termination of any such insurance.

                  Section 4.17. Employees. Schedule 4.17 lists each of the employees of Seller providing services to the Business (collectively, the "Employees") and the annualized aggregate compensation as salary, wages and bonuses of each such Employee for the twelve (12) month period ending on the date hereof. In addition, Schedule 4.17 lists (a) the base salary, as currently in effect, for each of the Employees, (b) the bonus arrangements, if any, currently in effect for each of the Employees, (c) the commission arrangements, if any, currently in effect for each of the Employees, and (d) the date on which the most recent salary increase went into effect for each of the Employees and the amount of each such increase. For purposes hereof and as reflected on
Schedule 4.17, the term "Employees" shall include the UK Employees.

                  Section 4.18. Strikes, Picketing, etc. There has been no strike, slowdown, picketing, work stoppage or labor dispute by any union or other group of employees of Seller in connection with the Business for the twelve (12) month period ending on the date hereof, and to the Seller's Knowledge, no such action or dispute has been threatened.

                  Section 4.19. Pension and Other Employee Benefit Plans. There is set forth or identified in Schedule 4.19 all of the plans, funds, policies, programs, arrangements or understandings sponsored or maintained by Seller with respect to the Business which provide any employee of Seller (or any dependent or beneficiary of any such employee) with (a) retirement benefits; (b) severance or separation from service benefits; (c) incentive, performance, stock, share appreciation or bonus awards; (d) health care benefits; (e) disability income or wage continuation benefits; (f) supplemental unemployment benefits; (g) life insurance, death or survivor's benefits; (h) accrued sick pay or vacation pay; or (i) any other type of benefit offered under any arrangement subject to characterization as an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and not excepted by Section 4 of ERISA (the foregoing being collectively called "Employee Benefit Plans"). None of such Employee Benefit Plans is an "employee benefit pension plan" or a "pension plan" as defined in Section 3(2) of ERISA. As to any Employee Benefit Plan identified in Schedule 4.19, each of the following is true: (i) all amounts due from Seller as contributions to the date hereof have been paid or accrued on their books; (ii) Seller and any Affiliated Company (as hereinafter defined) have performed or satisfied all obligations required to be performed or satisfied by them under, and are not in default under or in violation of, any Employee Benefit Plan and, to the Seller's Knowledge, no other party is in default thereunder or in violation thereof; (iii) Seller and any Affiliated Company are in compliance, in all material respects, with the requirements (including reporting and disclosure requirements applicable to them) prescribed by all statutes, orders or governmental rules or regulations applicable to the Employee Benefit Plans, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the "Code"); (iv) neither Seller nor any Affiliated Company or any other "disqualified person" or "party in interest" (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) has engaged in any "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could subject any Employee Benefit Plan (or its related trust), Seller or any Affiliated Company, Purchaser, any shareholder, officer, director, partner or employee of Seller, any Affiliated Company or Purchaser, or any trustee, administrator or other fiduciary of any Employee Benefit Plan to the tax or penalty imposed under
Section 4975 of the Code or Section 502(i) of ERISA; and (v) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Seller's Knowledge, threatened, against any Employee Benefit Plan or against the assets of any Employee Benefit Plan. For purposes of this Section 4.19, "Affiliated Company" shall mean any member (whether or not incorporated) of a group which is part of a controlled group of corporations or under common control (within the meaning of the regulations promulgated under Section 414 of the Code) and of which Seller is a member. Seller does not maintain or participate in, and has never maintained or participated in, any "multiemployer plans" as defined in Section 3(37) of ERISA.

                  Section 4.20. Contracts with Affiliates. There are no contracts, obligations or arrangements between Seller and any director, officer, shareholder or employee of Seller or any Affiliate of any such Person applicable to the Business or the Purchased Assets except for (i) contracts, obligations or arrangements with Safeguard and Safeguard DE, and (ii) those contracts, obligations and arrangements identified on Schedule 4.20.

                  Section 4.21. Commission. Neither Seller nor anyone on its behalf has made any agreement or taken any action which may cause anyone claiming through Seller to become entitled to a commission as a result of the sale of the Purchased Assets pursuant to this Agreement.

                  Section 4.22. No Other Representations. Notwithstanding anything contained herein to the contrary, except as expressly set forth in this
Article IV, neither the Seller nor any agent or representative thereof (including, without limitation, Safeguard and Safeguard-DE) has made any representation or warranty, express or implied to the Purchaser with respect to the Purchased Assets or the Business.

                                   ARTICLE V.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

                  Purchaser represents and warrants to Seller as follows:

                  Section 5.1. Organization. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.

                  Section 5.2. Due Authorization. The execution and delivery of this Agreement by Purchaser and the purchase of the Purchased Assets and performance of the obligations of Purchaser contemplated hereby and by the Assumption Agreement have been duly and validly authorized by all necessary corporate action. Purchaser has the right, power and authority to enter into and perform this Agreement and the Assumption Agreement, and this Agreement constitutes, and the Assumption Agreement will, upon its execution constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms.

                  Section 5.3. Conflict With Other Instruments. The execution, delivery and performance of this Agreement and the Assumption Agreement by Purchaser will not contravene any provision of Purchaser's articles or certificate of incorporation or by-laws and will not result in a breach of, or constitute a default under, any agreement or other document to which Purchaser is a party or by which Purchaser is bound, or any decree, order or rule of any court or governmental agency or any provision of applicable law which is binding on Purchaser.

                  Section 5.4. Government and Third-Party Approvals. No consent by, approval or authorization of or filing (other than a report on Form 8-K required to be filed by the Purchaser with the Securities Exchange Commission in connection with the consummation of the transactions contemplated hereby), registration or qualification with any federal, state or local authority, or any corporation, person or other entity (including any party to any contract or agreement with Purchaser) is required for the execution, delivery or performance of this Agreement or the Assumption Agreement by Purchaser or in connection with Purchaser's consummation of the Transactions, which have not been received or made, as appropriate, as of the Closing.

                  Section 5.5. Litigation. No litigation, arbitration investigation or other proceeding of or before any court arbitrator or governmental or regulatory official, body or authority is pending or, to the Purchaser's Knowledge, threatened against Purchaser or the transactions contemplated by this Agreement or the Assumption Agreement and Purchaser does not know of any basis for such litigation, arbitration, investigation or proceeding.

                  Section 5.6. Commission. Neither Purchaser nor anyone acting on its behalf has made any agreement or taken any action which may cause anyone claiming through Purchaser to become entitled to a commission as a result of the purchase of the Purchased Assets pursuant to this Agreement.

                  Section 5.7. Acknowledgements of Purchaser. Notwithstanding anything contained herein to the contrary, except for those representations and warranties of the Seller set forth in Article IV, Purchaser has not relied upon any representation or warranty, express or implied, of the Seller or any agent or representative thereof (including Safeguard and Safeguard-DE) in connection with making its decision to exercise the Option and acquire the Purchased Assets pursuant hereto. Purchaser's decision to exercise the Option and acquire the Purchased Assets was made based upon (i) Purchaser's due diligence examination of the Purchased Assets and the Business in connection with the transactions described in the Series B Preferred Stock Purchase Agreement, and (ii) Purchaser's due diligence examination of the Purchased Assets and the Business in connection with the Transactions. Purchaser acknowledges that the Seller provided it with full, complete, and satisfactory access to the Purchased Assets, the Business, and the Assumed Liabilities in connection with its due diligence examination thereof. Purchaser also recognizes and acknowledges that DLB has a negative net worth and that its financial condition has deteriorated since its inception.

                                   ARTICLE VI.
                       CERTAIN COVENANTS AND OTHER MATTERS
                       -----------------------------------

                  Section 6.1. Due Diligence Examinations and Investigations. Between the date hereof and the Closing Date, Seller agrees to cooperate (and to cause its officers, employees, consultants, agents, attorneys and accountants to cooperate) fully with Purchaser and with their respective counsel, accountants and representatives in (i) the conduct of their due diligence investigation of the Purchased Assets, the Business, and the Assumed Liabilities and, in connection with such due diligence investigation, to grant to Purchaser and such representatives access to the properties, records and, with the prior consent of Seller (which shall not be unreasonably withheld), employees, customers, creditors, vendors and suppliers of Seller, and (ii) obtaining those instruments referred to in paragraphs (C) and (D) of Section 3.1(b)(iii) hereof. Purchaser will use its best efforts to complete its due diligence investigation as promptly as reasonably practicable.

                  Section 6.2.  Confidentiality Agreement.

                           (a) Unless otherwise agreed to in writing by Seller
or as otherwise required by law, Purchaser agrees for itself, its agents and employees (a) to keep all Seller Proprietary Information (as hereafter defined) confidential and not to disclose or reveal any Seller Proprietary Information to any person other than its officers, directors, affiliates, employees, attorneys, accountants, other agents and representatives who are participating in the evaluation of Seller, the Business, and the Transactions or who otherwise need to know the Seller Proprietary Information for the purpose of evaluating Seller, the Business and/or the Transactions; and (b) not to use the Seller Proprietary Information for any purpose other than in connection with the evaluation and/or consummation of the Transactions. As used herein, the term "Seller Proprietary Information" means confidential information about the Business or Safeguard furnished to Purchaser by Seller or Safeguard; provided, however, that Seller Proprietary Information shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Purchaser in violation of this Agreement, (ii) was available to Purchaser on a non-confidential basis prior to its disclosure by Seller, or (iii) becomes available to Purchaser on a non-confidential basis from a Person other than Seller who is not otherwise bound by a confidentiality agreement with Seller. The obligations of Purchaser under this Section 6.2(a) shall terminate upon the earlier of the Closing Date or one year from the date of this Agreement, except to the extent that the Seller Proprietary Information relates to confidential information about Safeguard, in which event the obligations of Purchaser under this Section 6.2(a) shall survive the Closing. If the Closing is not consummated, Purchaser will, upon the request of Seller, destroy or return to Seller all Seller Proprietary Information which is in writing or can otherwise be destroyed or returned.

                           (b) Unless otherwise agreed to in writing by
Purchaser or as otherwise required by law, Seller agrees for itself, its agents and employees (a) to keep all Purchaser Proprietary Information (as hereafter defined) confidential and not to disclose or reveal any Purchaser Proprietary Information to any person other than its officers, directors, affiliates, employees, attorneys, accountants, other agents and representatives who are participating in the Transactions or who otherwise need to know the Purchaser Proprietary Information for the purpose of completing the Transactions; and (b) not to use the Purchaser Proprietary Information for any purpose other than in connection with the evaluation and/or consummation of the Transactions. As used herein, the term "Purchaser Proprietary Information" means (a) confidential information about the Business and/or the Purchased Assets and (b) confidential information about the Purchaser furnished by Purchaser to Seller; provided, however, that Purchaser Proprietary Information shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Seller in violation of this Agreement, (ii) was available to Seller on a non-confidential basis prior to its disclosure by Purchaser, or
(iii) becomes available to Seller on a non-confidential basis from a Person other than Purchaser who is not otherwise bound by a confidentiality agreement with Purchaser. The obligations of Seller under this Section 6.2(b) shall survive the Closing. If the Closing is not consummated, Seller will, upon the request of Purchaser, destroy or return to Purchaser all Purchaser Proprietary Information which is in writing or can otherwise be destroyed or returned.

                  Section 6.3. Restriction on Certain Discussions and Actions. Seller agrees that until the Closing Date or until termination of this Agreement pursuant to Article XII it will refrain, and will direct and cause its officers, directors, affiliates, employees, attorneys, accountants and other agents and representatives to refrain, from taking any action, directly or indirectly, to solicit, encourage, initiate or participate in any way in discussions or negotiations with, or furnish any information with respect to the Business or the Purchased Assets to, any Person (other than Purchaser and its representatives) in connection with any possible or proposed sale of a substantial portion of the assets involving the Business or the Purchased Assets or any similar transaction involving the Business or the Purchased Assets. Seller agrees, except as may be required under applicable law, that it will not (without Purchaser's prior written consent) disclose this Agreement or the matters referred to herein to any other prospective acquirer of the Business until the Closing Date or until termination of this Agreement pursuant to
Article XII.

                  Section 6.4. Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing:

                           (a) Seller shall conduct its business, operations,
activities and practices (including, without limitation, its maintenance and management of Cash) in the usual and ordinary course, consistent with its past practices;

                           (b) Seller shall not take or suffer or permit any
action which would render untrue any of the representations or warranties of Seller herein contained in any material respect, and Seller shall not omit to take any action the omission of which would render untrue any such representation and warranty in any material respect;

                           (c) Seller shall not grant or otherwise make, or
agree to grant or otherwise make, any increase in the compensation payable or to become payable by it to any of the Employees;

                           (d) Seller shall not sell or dispose of any of the
Purchased Assets other than in the ordinary course of Business consistent with past practice;

                           (e) Seller shall not enter into any agreement not in
the ordinary course of Business; and

                           (f) Seller shall not knowingly cancel, waive or
modify any material claims or rights owned by, or running in favor of, it, which material claims or rights will be transferred to Purchaser.

                  Section 6.5. Notice to Purchaser. Seller covenants and agrees to provide Purchaser with immediate notice of any occurrence which could reasonably be expected to have a Material Adverse Effect.

                  Section 6.6. No Voluntary Bankruptcy Filing. Seller covenants and agrees that it will not institute any bankruptcy, reorganization, arrangement or insolvency proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors on or prior to the Closing Date.

                  Section 6.7. Employment Matters. On the Closing Date, the Purchaser covenants and agrees to make offers of employment to all Employees, the terms of which shall be (i) with respect to salary, the same or more favorable than the terms of their employment with the Seller, and (ii) with respect to health, retirement, severance, vacation, and similar benefits, be consistent with those benefits provided by the Purchaser to its Employees. In connection therewith, the Purchaser shall provide such Employees who accept employment with the Purchase with prior service credit for purposes of vesting and benefit entitlement under such terms of employment.

                  Section 6.8. Consents, Further Assurances. Consistent with the terms and conditions hereof, each party hereto will use its best efforts to execute and deliver such other documents and take such other actions as reasonably requested by the other party to fulfill the conditions precedent to the obligation of the other party to consummate the purchase and sale of the Purchased Assets and assumption of the Assumed Liabilities, or as the other party hereto may reasonably request in order to carry out this Agreement and the Transactions. Purchaser and Seller shall use their best efforts and will cooperate with each other to the extent reasonably necessary to obtain all consents, approvals and waivers, if any, from third parties required to consummate the Transactions contemplated hereby or which, if not obtained, would have a Material Adverse Effect.

                  Section 6.9. Release of Seller Under Series B Preferred Stock Documents. Upon completion of the Transactions, the Seller shall be fully released and discharged from any and all Liabilities arising under or in connection with the Series B

Preferred Stock Documents and all rights and interests of the Purchaser as a stockholder of the Seller shall automatically and immediately cease, terminate and expire.

                  Section 6.10. Non-Assigned Contracts. The parties hereto have mutually decided to complete the Closing notwithstanding the existence of the Non-Assigned Contracts. The parties hereto covenant and agree that, after the Closing, the Non-Assigned Contracts shall be subject to the following provisions in order for the Purchaser to obtain the rights and benefits therefrom:

                           (a) The Seller shall fully cooperate with Purchaser
in the Purchaser's efforts to obtain the required consent to the assignment to the Purchaser of the Seller's entire right, title, and interest in each Non-Assigned Contract. If and when the consent to assignment of each Non-Assigned Contract is obtained, such Non-Assigned Contract shall no longer be deemed to be a Non-Assigned Contract subject to the provisions of this Section 6.10.

                           (b) Seller shall make available to Purchaser all
rights and other benefits of each Non-Assigned Contract, on a subcontract or sublease basis or in some other appropriate manner to the fullest extent possible, and Purchaser shall be considered an independent subcontractor or sublessee of Seller, or an agent of Seller, with respect to all matters concerning such Non-Assigned Contract. As a subcontractor, Purchaser shall pay, perform and fully satisfy when due all of the Seller's Liabilities under each Non-Assigned Contract as part of the Assumed Liabilities. Without limiting the generality of the foregoing, Purchaser shall be considered Seller's agent for purposes of (i) collecting all amounts that may be due from the other party or parties to each Non-Assigned Contract; and (ii) negotiating or otherwise handling all disputes and issues that may arise in connection with each Non-Assigned Contract. Purchaser shall be entitled to retain all payments due or to become due from the other party or parties under the Non-Assigned Contracts. Without Purchaser's prior written consent, Seller shall not agree to any amendment, modification, extension, renewal, termination or other change in the terms of any Non-Assigned Contract, nor shall Seller exercise any right under such Non-Assigned Contract.

                           (c) At Purchaser's reasonable direction, Seller shall
(i) notify the other party or parties to such Non-Assigned Contract that Purchaser is Seller's subcontractor, sublessee or agent with respect thereto and that all further payments, notices and other communications with respect thereto shall be directed to Purchaser; (ii) agree to such amendments, modifications, extensions, renewals, terminations or other changes in the terms of such Non-Assigned Contract as Purchaser determines, in its reasonable discretion, are advisable; and (iii) exercise any right under such Non-Assigned Contract at such time and in such manner as Purchaser determines, in its reasonable discretion, to be advisable.

                  Section 6.11. UK Operations. Purchaser recognizes and acknowledges that some or all of the UK Assets and UK Assumed Liabilities may be titled in the name of DLB Ltd. as a result of a services arrangement between DLB Ltd. and DLB, pursuant to which DLB Ltd. operated the Business at the UK Premises for the benefit of DLB. While the Seller is in the process of causing all such UK Assets and UK Assumed Liabilities to be transferred to the Purchaser pursuant to this Agreement, the Seller shall not be deemed to be in breach of this Agreement if such transfer has not been fully completed as of the Closing, provided that: (i) the Seller shall diligently and in good faith take any and all actions which are required under applicable law to complete such transfer as soon as possible after the Closing; (ii) such transfer shall be completed pursuant to and in accordance with such agreements, documents, and instruments which are reasonably acceptable to the Purchaser and its counsel; (iii) none of the Seller's representations or warranties (including, without limitation, the representation and warranty as to title in Section 4.5 hereof) shall be affected by the provisions of this Section 6.11; and (iv) none of the Purchaser's rights, duties, obligations, or liabilities with respect to the UK Assets and UK Assumed Liabilities hereunder shall be affected thereby.

                  Section 6.12. Closing Date Balance Sheet. As soon as possible after the Closing Date, but in any event not later than ten (10) days thereafter, the Seller shall cause to be prepared and delivered to the Purchaser an internally prepared balance sheet of the Seller as of the Closing Date, which balance sheet shall be prepared pursuant to and in accordance with GAAP in a manner consistent with the manner in which the Preliminary Balance Sheet was prepared. It is understood that the Purchaser shall permit the Seller to utilize the services of Joseph Fazio and such other former DLB employees who become Premier employees as and to the extent necessary to prepare the Closing Date Balance Sheet required hereby.

                                  ARTICLE VII.
                    CONDITIONS TO THE OBLIGATION OF PURCHASER
                    -----------------------------------------

                  The obligation of Purchaser to proceed with the Closing under this Agreement is subject to the satisfaction, on or prior to the Closing, of each of the following conditions, each of which may be waived by Purchaser:

                  Section 7.1. Representations and Warranties True. The representations and warranties of Seller contained in this Agreement and the information contained in the Schedules to this Agreement and any closing documents delivered by Seller in connection with this Agreement shall have been true and correct, in all material respects, when made and shall be true and correct, in all material respects, at the Closing Date as though made at such time, and Seller shall have delivered to Purchaser a certificate to that effect signed by its President.

                  Section 7.2. Performance of Obligations. The obligations of Seller to be performed by it on or before the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with, in all material respects, and, at the Closing, Seller shall have delivered to Purchaser a certificate to that effect signed by its President.

                  Section 7.3. Consents. Subject to the provisions of Section
6.10 with respect to Non-Assigned Contracts, all consents, approvals and waivers from third parties (including, without limitation, lenders) and government agencies required to consummate the Transactions, as specified on Schedule 4.4, or reasonably requested by Purchaser in connection with the consummation of the Transactions shall have been obtained (unless and to the extent waived by Purchaser, it being understood and agreed that Purchaser's completion of the Transactions without have received any such consents, approvals, or waivers shall constitute a waiver of Purchaser's rights with respect to the consent, approval, or waiver not so delivered).

                  Section 7.4. Absence of Litigation. There shall not be any litigation or proceeding, pending or threatened (including, without limitation, any litigation or proceeding arising under antitrust or securities laws), to restrain or invalidate the sale and purchase of the Purchased Assets or the other Transactions, and no action or proceeding shall be pending or threatened against Seller or the Purchased Assets, at law or in equity, before any federal or state court or governmental commission or in arbitration or by or before any administrative agency, which action or proceeding would have a Material Adverse Effect, nor shall any judgments, consents, injunctions or any other judicial or administrative mandates be outstanding against Seller which would have a Material Adverse Effect.

                  Section 7.5. Certified Resolutions. Purchaser shall have received a certified copy of the resolutions of the Board and Shareholders (if necessary) of Seller and Knightview authorizing and approving the execution and delivery of this Agreement and the Seller Documents and the consummation of the Transactions.

                  Section 7.6. Certificate of Good Standing: Tax Lien Certificate. Purchaser shall have received a good standing certificate of Seller dated not more than thirty (30) days prior to the Closing Date from its jurisdiction of incorporation and shall have received a tax lien certificate dated not more than thirty (30) days prior to the Closing Date from the applicable officials of the State of Delaware evidencing that no Liens have been placed on any of the Purchased Assets as of the Closing Date as a result of delinquent taxes.

                  Section 7.7. Delivery of Specified Documents. Seller shall have delivered to Purchaser all of the documents and instruments specified in
Section 3.1(b)(i) hereof on or prior to the Closing Date.

                  Section 7.8. Opinion of Counsel for Seller. Seller shall have delivered to Purchaser an opinion of its counsel, dated the date of the Closing and reasonably satisfactory to Purchaser.

                  Section 7.9. Joinder by Safeguard. Safeguard shall have executed and delivered the Joinder.

                                  ARTICLE VIII.
                     CONDITIONS TO THE OBLIGATION OF SELLER
                     --------------------------------------

                  The obligation of Seller to proceed with the Closing under this Agreement is subject to the satisfaction, on or prior to the Closing, of each of the following conditions, each of which may be waived by Seller:

                  Section 8.1. Representations and Warranties True. The representations and warranties of Purchaser contained in this Agreement and the information in the Schedules to this Agreement and any closing documents delivered by Purchaser in connection with this Agreement shall have been true and correct, in all material respects, when made and shall be true and correct, in all material respects, at the Closing Date as though made at such time and, at the Closing, Purchaser shall have delivered to Seller a certificate to that effect signed by its President.

                  Section 8.2. Performance of Obligations. Each of the obligations of Purchaser to be performed by it on or before the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with, in all material respects, and, at the Closing, Purchaser shall have delivered to Seller a certificate to that effect signed by its President.

                  Section 8.3. Absence of Litigation. There shall not be any litigation or proceeding, pending or threatened (including, without limitation, any litigation of proceeding arising under antitrust or securities laws), to restrain or invalidate the sale and purchase of the Purchased Assets or the other Transactions which would, in the judgment of Seller, made in good faith, involve expense or lapse of time that would be materially adverse to the interests of Seller.

                  Section 8.4. Delivery of Specified Documents. Purchaser shall deliver to Seller or Safeguard, as appropriate, all of the documents, instruments, and other items specified in Sections 3.1(b)(ii) and (iii) hereof on or prior to the Closing Date.

                  Section 8.5. Opinion of Counsel for Purchaser. Purchaser shall have delivered to Seller an opinion of its counsel, Archer & Greiner, dated the date of the Closing and reasonably satisfactory to Seller and its counsel.

                                   ARTICLE IX.
                        POST-CLOSING COVENANTS OF SELLER
                        --------------------------------

                  Section 9.1. Books and Records of Seller. Following the Closing, Seller agrees to permit Purchaser and its representatives to inspect the books and records of Seller not included in the Purchased Assets insofar as they relate to the Purchased Assets during regular hours and at no expense to Seller in order for Purchaser and such representatives to obtain information relevant to Purchaser's tax returns, third party claims or litigation involving Purchaser, or as otherwise reasonably required for the conduct of the Business by Purchaser. Seller agrees to maintain such books and records insofar as they relate to the Purchased Assets for a period of five (5) years after the Closing Date.

                  Section 9.2. Discharge of Retained Liabilities. Following the Closing, Seller shall timely pay, perform and discharge, as they become due, the Retained Liabilities.

                  Section 9.3. Covenant Not to Compete.

                           (a) Seller will not, for a period of two (2) years
following the Closing Date (the "Restricted Period"), be engaged, either directly or indirectly, as owner, shareholder, employee, consultant, director, officer or partner, or otherwise in any other capacity, in the Business, regardless of the geographical territory in which such Business is conducted as of the Closing.

                           (b) During the Restricted Period, Seller shall not:
(1) solicit, divert, take away or induce customers (wherever located) of Purchaser or of the Business prior to the Closing to avail themselves of the services or products of others which are competitive with any of Purchaser's services or products, or (2) solicit, employ or in any other fashion hire any employee of Purchaser or any former employee of the Business (unless the Purchaser shall have elected not to hire such individual) unless such Person shall have been discharged by Purchaser, or otherwise induce any employee of Purchaser to leave the employ of Purchaser.

                           (c) Seller expressly acknowledges that damages alone
will be an inadequate remedy for any breach or violation of any of the provisions of this Section 9.3, and that Purchaser, in addition to all other remedies available at law or hereunder, shall be entitled, as a matter of right, to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction. If any of the provisions of this Section 9.3 are held to be in any respect an unreasonable restriction upon Seller, then they shall be deemed to extend only over the maximum period of time, geographic area or range of activities as to which they may be enforceable. In the event that Seller shall be in violation of the restrictive covenants in this Section 9.3, then the Restricted Period shall be extended for a period of time equal to the period of time during which such breach shall occur; and, in the event that Purchaser should be required to seek relief from such breach in any court, board of arbitration or other tribunal, then the Restricted Period shall be extended for the period of time required for the pendency of such proceedings, including all appeals.

                                   ARTICLE X.
                       POST-CLOSING COVENANTS OF PURCHASER
                       -----------------------------------

                  Section 10.1. Books and Records of Purchaser. Following the Closing, Purchaser agrees to permit Seller and its representatives to inspect the books and records of Purchaser included in the Purchased Assets during regular business hours and at no expense to Purchaser in order for Seller and such representatives to obtain information relevant to Seller's tax returns, third party claims or litigation involving Seller, or as otherwise reasonably required for the conduct of Seller's business. Purchaser agrees to maintain such books and records insofar as they relate to the Purchased Assets for a period of five (5) years after the Closing Date.

                                   ARTICLE XI.
                       SURVIVAL; INDEMNIFICATION, EXPENSES
                       -----------------------------------

                  Section 11.1.  General Indemnification.

                           (a)      On the terms and subject to the conditions
and limitations of this Article XI, Seller hereby agrees to (i) indemnify, defend and hold harmless Purchaser and each of its directors, officers, and employees from and against any and all losses, damages, liabilities, costs and claims (collectively, the "Losses") arising out of, based upon or resulting from
(A) any inaccuracy of any representation or warranty of Seller which is contained in or made pursuant to this Agreement, (B) any breach by Seller of any of its agreements or obligations contained in or made pursuant to this Agreement, (C) any of the Retained Liabilities, and (D) the Undisclosed Liabilities, and (ii) reimburse Purchaser and each of its directors, officers, and employees for any and all reasonable fees, costs and expenses of any kind related thereto (including, without limitation, any and all Legal Expenses). As used in this Article XI, "Legal Expenses" of a Person shall mean any and all reasonable out-of-pocket fees, costs and expenses of any kind incurred by such Person and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

                           (b) Purchaser hereby agrees to (i) indemnify, defend
and hold harmless Seller, Safeguard, Safeguard-DE, Knightview, and each of their respective directors, officers, and employees from and against any and all Losses arising out of, based upon or resulting from (A) any inaccuracy of any representation or warranty of Purchaser which is contained in or made pursuant to this Agreement, (B) any breach by Purchaser of any of its agreements or obligations contained in or made pursuant to this Agreement, (C) any Assumed Liabilities, and (D) the Business conducted by the Purchaser after the Closing Date, and (ii) reimburse Seller, Safeguard, Safeguard-DE, Knightview, and each of their respective directors, officers, and employees for any and all reasonable fees, costs and expenses of any kind related thereto (including, without limitation, any and all Legal Expenses).

                           (c) Promptly after receipt by any Person entitled to
indemnification under this Section 11.1 (an "Indemnified Party") of notice of the commencement of any action in respect of which the Indemnified Party will seek indemnification hereunder, the Indemnified Party shall so notify in writing the Person(s) from whom indemnification hereunder is sought (collectively, the "Indemnifying Party"), but any failure to so notify the Indemnifying Party shall not relieve any such Indemnifying Party from any liability that it may have to the Indemnified Party under this Section 11.1 except to the extent that the Indemnifying Party's ability to defend such claim is materially prejudiced by the failure to give such notice. The Indemnifying Party shall be entitled to participate in the defense of such action and to assume control of such defense; provided, however, that:

                                    (i)  the Indemnified Party shall be entitled
to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

                                    (ii) the Indemnifying Party shall obtain the
prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim, which approval shall not be unreasonably withheld, conditioned, or delayed, except that it shall not be unreasonable to withhold approval if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the Indemnified Party;

                                    (iii) the Indemnifying Party shall not
consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to each Indemnified Party of a release from liability in respect of such claim; and

                                    (iv) the Indemnifying Party shall not be
entitled to control, but shall be entitled to participate at its own expense in the defense of, and the Indemnified Party shall be entitled to have sole control at its own expense over, the defense or settlement of any claim to the extent the claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could, in the sole judgment of the Indemnified Party, materially interfere with the business, operations, assets, condition or prospects of the Indemnified Party, provided, the Indemnified Party shall give notice to the Indemnifying Party of such judgment and assumption of control as provided in Section 11.1(d) hereof.

                           (d) At any time, the Indemnified Party may assume
control of the defense of any such action by written notice to the Indemnifying Party. After such written notice by the Indemnified Party to the Indemnifying Party of its election to assume control, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any Legal Expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, but shall be otherwise liable to the Indemnified Party as herein provided.

                           (e) If the Indemnifying Party does not assume control
of the defense of such claims as provided in this Section 11.1, the Indemnified Party shall have the right to defend such claim in any manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party thereof in accordance with this Section 11.1. The reimbursement of fees, costs and expenses required by this Section 11.1 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

                           (f) Notwithstanding anything contained herein to the
contrary, but subject to the provisions of Section 11.1(h):

                                    (i)  Seller shall have no liability for
indemnification under Section 11.1(a) hereof unless and to the extent that the aggregate of all Losses incurred by the Purchaser for which indemnification from the Seller is available hereunder exceed the Threshold Amount.

                                    (ii)  Except for Losses described in
clause (iii) of this Section 11.1(f), the aggregate amount of Losses for which the Seller shall be liable under Section 11.1(a) hereof shall not exceed One Million Dollars ($1,000,000) subject, however, to reduction pursuant to the provisions of clause (iv) below.

                                    (iii)  The aggregate amount of Losses for
which the Seller shall be liable as a result of any breach of the representation and warranty contained in Section 4.5 hereof (only insofar as such representation and warranty pertains to the Software Products owned by the Seller) shall not exceed (A) Four Million Dollars ($4,000,000) minus (B) other amounts paid by the Seller in respect of claims for indemnification under

Section 11.1(a) hereof subject, however, to reduction pursuant to the provisions of clause (iv) below.

                                    (iv)  The maximum amount of Seller's
liability under Section 11.1(a), as referenced in clauses (ii) and (iii) above, shall be reduced, dollar for dollar, by the aggregate amount of costs, expenses, and damages incurred by Seller with respect to the Amgen Dispute.

                                    (v)  Seller shall have no duty, obligation,
or liability with respect to any claim for indemnification under Section 11.1(a) hereof of which the Purchaser does not provide written notice to the Seller within (A) six (6) months after the Closing Date with respect to any claims for indemnification under Section 11.1(a) hereof for Losses relating to Undisclosed Liabilities (other than Undisclosed Tax Liabilities), and (B) one (1) year after the Closing Date with respect to (1) Undisclosed Tax Liabilities, and (2) any other claim for indemnification under Section 11.1(a) hereof.

                           (g) Notwithstanding anything contained herein to the
contrary, but subject to the provisions of Section 11.1(h) hereof:

                                    (i)  Purchaser shall have no liability for
indemnification under Section 11.1(b) hereof unless and to the extent that the aggregate of all Losses incurred by the Seller for which indemnification from the Purchaser is available hereunder exceed the Threshold Amount.

                                    (ii)  The aggregate amount of Losses for
which the Purchaser shall be liable under Section 11.1(b) hereof shall not exceed One Million Dollars ($1,000,000).

                                    (iii)  Purchaser shall have no duty,
obligation, or liability with respect to any claim for indemnification under
Section 11.1(b) hereof of which the Seller does not provide written notice to the Purchaser within one (1) year after the Closing Date.

                           (h) Notwithstanding anything contained herein to the
contrary, the limitations on each party's right to and liability for indemnification under Sections 11.1(f) and 11.1(g) hereof shall not, under any circumstances, apply to (i) any claim for indemnification made by the Purchaser under Section 11.1(a) hereof in respect of any of the Retained Liabilities, and
(ii) any claim for indemnification made by the Seller or other Indemnified Party under Section 11.1(b) in respect of any of the Assumed Liabilities.

                           (i) Notwithstanding anything contained herein to the
contrary and in addition to the limitations set forth in Sections 11.1(f) and 11.1(g):

                                    (i)  neither party shall be liable to the
other party for any misrepresentation, breach of any warranty or failure to fulfill any covenant or agreement herein if such other party shall have had Knowledge of the facts upon which such misrepresentation, breach or failure to fulfill is based at or prior to the Closing Date.

                                    (ii)  the liability of either party computed
otherwise in accordance with this Article XI shall be limited to the after-tax consequence to the Indemnified Party of any Loss suffered or incurred by such Indemnified Party.

                                    (iii) neither party shall have any liability
to the other party for misrepresentation, breach of warranty or failure to fulfill any covenant or agreement to be performed at or prior to the Closing Date except pursuant to this Article XI and this Article XI shall be each party's sole and exclusive remedy against the other for any breach of this Agreement (regardless of the nature of the breach or the remedy being sought for such breach), except for the equitable remedies available to the Purchaser under
Section 9.3 hereof.

                                    (iv) neither party shall have any liability
to the extent such liability is covered by insurance of the other party.

                           (j) Safeguard, Safeguard-DE, Knightview, and their
directors, officers, and employees are intended third-party beneficiaries of the provisions of this Article XI and may exercise any and all rights available to them hereunder as an Indemnified Party pursuant to and in accordance herewith.

                                  ARTICLE XII.
                                   TERMINATION
                                   -----------

                  Section 12.1. Termination. This Agreement may be terminated prior to the Closing as follows:

                           (a) at the election of Purchaser, if any one or more
of the conditions set forth in Article VII to its obligation to proceed with the Closing has not been fulfilled on the Closing Date;

                           (b) at the election of Seller, if any one or more of
the conditions set forth in Article VIII to its obligation to proceed with the Closing has not been fulfilled on the Closing Date;

                           (c) at the election of Purchaser, if Seller has
breached, or Purchaser reasonably believes that Seller has breached, in any material respect, any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured by the Closing Date;

                           (d) at the election of Seller, if Purchaser has
breached, or Seller reasonably believes that Purchaser has breached, in any material respect, any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured by the Closing Date;

                           (e) at the election of Purchaser or Seller, if any
legal proceeding is commenced or threatened by any governmental or regulatory body or other Person (other than Purchaser or Seller) directed against the consummation of the Closing and either Purchaser or Seller, as the case may be, reasonably and in good faith deems it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof, taking into account the potential expense and delay likely to be involved;

                           (f) at any time on or prior to the Closing Date, by
mutual written consent of Purchaser and Seller; or

                           (g) at the election of Purchaser or Seller, if the
Closing has not occurred on or prior to October 31, 1997.

                  If this Agreement so terminates, it shall become null and void and have no further force and effect, except as provided in Section 12.2.

                  Section 12.2. Survival. If this Agreement is validly terminated pursuant to Section 12.1 and the Transactions are not consummated as described above, this Agreement shall become void and of no further force and effect; provided, however, that if Purchaser terminates this Agreement because any of the conditions contained in Sections 7.1 or 7.2 have not been satisfied or if Seller terminates this Agreement because any of the conditions contained in Sections 8.1 or 8.2 have not been satisfied then the terminating party shall have the right to pursue all of its legal remedies for breach of contract and damages; provided, further, that if this Agreement is validly terminated pursuant to Section 12.1 and the Transactions are not consummated as described above, the provisions of Section 6.2 relating to the obligation of Purchaser to keep confidential and not to use certain information obtained by it from Seller and to return documents and copies thereof to Seller and the provisions of
Section 12.3 relating to responsibility for expenses shall survive. No party hereto shall have any liability to any other party in respect of a valid termination of this Agreement pursuant to Section 12.1, except to the extent set forth above.

                  Section 12.3.  Expenses.  Whether or not the Closing
occurs and the Transactions are consummated, but subject to the right of a non-defaulting party to recover damages, costs and expenses from a defaulting party pursuant to Section 12.2, all costs and expenses incurred in connection with this Agreement shall be paid by the person incurring such expenses; i.e., by Purchaser if incurred by Purchaser, by Seller if incurred by Seller and by Safeguard if incurred by Safeguard.

                                  ARTICLE XIII.
                                     GENERAL
                                     -------

                  Section 13.1. No Tax Representations. Seller and Purchaser agree that no representation or warranty has been made by them as to the tax consequences of the Transactions or the results of the Allocation of the amount of, or the consideration comprising, the Purchase Price, that each is engaging separate counsel with respect to such tax consequences, and that each is assuming its own respective tax liability, if any, arising out of this Agreement or the consummation of the Transactions.

                  Section 13.2.  Regarding the Representations and
Warranties.

                           (a) Independence. Each of the representations and
warranties made by Seller in Article IV is independent of the other representations and warranties made therein, and each of the representations and warranties made by Purchaser in Article V is independent of the other representations and warranties made therein.

                           (b) Knowledge Qualification. Whenever a
representation or warranty is made herein based on the knowledge of Seller or Purchaser (as the case may be), such representation or warranty is made based on the actual knowledge of any executive officer of Seller or Purchaser (as the case may be) who has been actively involved in the negotiation of this Agreement and the Transactions.

                  Section 13.3. Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, the Purchaser shall have the right, consistent with the provisions of Section 13.17 hereof, to direct the Seller to transfer the UK Assets and delegate the UK Assumed Liabilities pursuant hereto to Premier Research Worldwide Limited, a company organized and existing under the laws of the United Kingdom and wholly-owned subsidiary of the Purchaser (the "Premier Subsidiary") so long as (i) the Premier Subsidiary executes an assumption agreement, in form and substance reasonably satisfactory to the Seller, agreeing to assume and discharge the UK Assumed Liabilities, and (ii) the Purchaser shall not be released of its obligations in respect of the UK Assumed Liabilities by reason thereof.

                  Section 13.4. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

                  Section 13.5. Dispute Resolution.

                           (a) Good-Faith Negotiations. If any dispute arises
under this Agreement that is not settled promptly in the ordinary course of business, the parties shall seek to resolve any such dispute between them, first, by negotiating promptly with each other in good faith in face-to-face negotiations. These face-to-face negotiations shall be conducted by the respective designated senior management representative of each party. If the parties are unable to resolve the dispute between them through these face-to-face negotiations, within twenty (20) business days (or such period as the parties shall otherwise agree) following the date of notification (the "Notice Date") by one party to the other(s) of the existence of such dispute, then any such disputes shall be resolved in the following manner.

                           (b) Mediation. The parties shall endeavor to resolve
any dispute arising out of or relating to this Agreement by mediation under the CPR Mediation Procedures for Business Disputes. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Neutrals and shall notify CPR to initiate the selection process.

                           (c) Resolution of Disputes.

                                    (i) Any action, suit or proceeding where the
amount in controversy as to at least one party, exclusive of interest and costs, exceeds $ 1,000,000 ("Summary Proceeding"), arising out of or relating to this Agreement, the Seller Documents or any other agreement executed in connection herewith or the breach, termination or validity thereof which has not been resolved by mediation as provided herein within 90 days of the Notice Date, shall be litigated exclusively in the Superior Court of the State of Delaware (the "Delaware Superior Court") as a summary proceeding pursuant to Rules 124-131 of the Delaware Superior Court, or any successor rules (the "Summary Proceeding Rules"). Each of the parties hereto hereby irrevocably and unconditionally (A) submits to the jurisdiction of the Delaware Superior Court for any Summary Proceeding, (B) agrees not to commence any Summary Proceeding except in the Delaware Superior Court, (C) waives, and agrees not to plead or to make, any objection to the venue of any Summary Proceeding in the Delaware Superior Court, (D) waives, and agrees not to plead or to make any claim that any Summary Proceeding brought in the Delaware Superior Court has been brought in an improper or otherwise inconvenient forum, (E) waives, and agrees not to plead or to make, any claim that the Delaware Superior Court lacks personal jurisdiction over it, (F) waives its right to remove any Summary Proceeding to the federal courts except where such courts are vested with sole and exclusive jurisdiction by statute, and (G) understands and agrees that it shall not seek a jury trial or punitive damages in any Summary Proceeding based upon or arising out of or otherwise related to this Agreement, the Seller Documents or any other agreement executed in connection herewith or the breach, termination or validity thereof, and waives any and all rights to any such jury trial or to seek punitive damages.

                                    (ii)  In the event any action, suit or
proceeding where the amount in controversy as to at least one party, exclusive of interest and costs, does not exceed $1,000,000 (a "Proceeding"), arising out of or relating to this Agreement, the Seller Documents or any other agreement executed in connection herewith or the breach, termination or validity thereof, is brought, the parties to such Proceeding agree to make application to the Delaware Superior Court to proceed under the Summary Proceeding Rules. Until such time as such application is rejected, such Proceeding shall be treated as a Summary Proceeding and all of the foregoing provisions of this Section relating to Summary Proceedings shall apply to such Proceeding.

                                    (iii)  If a Summary Proceeding is not
available to resolve any dispute hereunder, the controversy or claim shall be settled by arbitration conducted on a confidential basis, under the U.S. Arbitration Act, if applicable, and the then current Commercial Arbitration Rules of the American Arbitration Association (the "Association") strictly in accordance with the terms of this Agreement and the substantive law of the State of Delaware including law in respect of any statute of limitations. The arbitration shall be conducted at the Association's regional office located in Philadelphia, Pennsylvania by three arbitrators, at least one of whom shall be knowledgeable in software design, programming and implementation, one of whom shall be an attorney and one of whom shall be a member of a "Big Six" accounting firm familiar with businesses engaged in software design, programming and implementation. The arbitrators are not empowered to award damages in excess of compensating damages and each party hereby irrevocably waives any right to recover such damages with respect to any such dispute. Judgment upon the arbitrators' aware may be entered and enforced in any court of competent jurisdiction.

                           (d) Neither party shall be precluded hereby from
securing equitable remedies in courts-of any jurisdiction, including, but not limited to, temporary restraining orders and preliminary injunctions to protect its rights and interests but shall not be sought as a means to avoid or stay arbitration or Summary Proceeding.

                           (e) Each party is required to continue to perform its
obligations under this Agreement pending final resolution of any dispute arising out of or relating to this contract, unless to do so would be impossible or impracticable under the circumstances.

                  Section 13.6. Notices. All notices, requests, demands, waivers, consents, approvals, or other communications which are required or permitted hereunder shall be in writing and shall be deemed given if delivered personally, sent by reputable overnight courier service (such as Federal Express), sent by telecopier, or sent by registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth below:

                  If to Purchaser:

                                    Premier Research Worldwide, Ltd.
                                    124 South 15th Street
                                    Philadelphia, PA  19103-3010
                                    Phone:  (215) 972-0420
                                    Fax:  (215) 972-8298

                                    Attention: Joel Morganroth, M.D.,
                                               President and Chief Executive
                                               Officer

                  With a copy to:

                                    Archer & Greiner
                                    One Centennial Square
                                    P.O. Box 3000
                                    Haddonfield, NJ  08033-0968
                                    Phone:  (609) 795-2121
                                    Fax:    (609) 795-0574

                                    Attention: James H. Carll, Esquire

                  If to Seller:

                                    DLB Systems, Inc.
                                    Recalmon, Inc.
                                    c/o Safeguard Scientifics, Inc.
                                    800 The Safeguard Building
                                    435 Devon Park Drive
                                    Wayne, Pennsylvania  19087
                                    Phone:  (610) 975-4942
                                    Fax:    (610) 975-0261
                                    Attention:  Mr. Peter A. Naber

                  With a copy to:

                                    Safeguard Scientifics, Inc.
                                    800 The Safeguard Building
                                    435 Devon Park Drive
                                    Wayne, Pennsylvania 19087
                                    Phone:  (610) 975-4942
                                    Fax:    (610) 975-0261

                                    Attention:  General Counsel

or to such other address or telecopier number as the party entitled to receive such notice may, from time to time, specify in writing to the other party.

                  Section 13.7. Use of Name. Subject in all respects to the provisions of Section 4.5 hereof, the Purchaser will acquire all rights to the name "DLB Systems" in connection with the transactions contemplated hereby. On or as soon as practicable after the Closing Date, DLB will change its corporate and trade name to a name which is distinctly different from "DLB Systems"; provided, however, to the extent reasonably necessary to identify it to other Persons, DLB shall be permitted to use the phrase "formerly known as DLB Systems, Inc." or words of similar import in connection with the use of its new corporation and trade names.

                  Section 13.8. Governing Law. This Agreement shall be governed as to its validity, interpretation and effect by the laws of the State of Delaware.

                  Section 13.9. No Third Party Beneficiaries. Notwithstanding anything to the contrary contained herein, no provision of this Agreement is intended to benefit any person other than the signatories hereto nor shall any such provision be enforceable by any other Person.

                  Section 13.10. Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  Section 13.11. Schedules. All Schedules referred to in this Agreement are intended to be and are specifically incorporated by reference herein.

                  Section 13.12. Section Headings. All section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

                  Section 13.13. Contents of Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the Transactions and shall not be amended or terminated except by a written instrument duly executed by each of the parties hereto. Any and all prior or contemporaneous agreements or understandings between the parties regarding the subject matter hereof are superseded in their entirety by this Agreement.

                  Section 13.14. Counterparts. This Agreement may be executed in two or more fully executed counterparts, each of which shall be deemed an original, but all of such counterparts together shall constitute but one and the same instrument.

                  Section 13.15. Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby shall be subject to the review and approval of the Purchaser, the Seller, and Safeguard, and such approval shall be received before dissemination of any such announcement or publicity (which approval shall not be unreasonably withheld, conditioned, or delayed).

                  Section 13.16. Joinder by Knightview. At the request of DLB, Knightview has agreed to join in and become a party to this Agreement for the purpose of selling, assigning, transferring, and delivering to the Purchaser all of Knightview's right, title and interest in and to the Purchased Assets (including, without limitation, the Knightview Lease and the UK Assets).

                  Section 13.17. Value Added Tax. The parties hereto shall cooperate with one another and take any and all action reasonably requested by the other parties hereto to cause the sale and transfer of the UK Assets and UK Assumed Liabilities to be a transfer of a business as a going concern for the purposes of the Value Added Tax (Special Provisions) Order 1995 Article 5 and the Value Added Tax Act 1994 S49.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                         PREMIER RESEARCH WORLDWIDE, LTD.

                                         By_________________________________
                                                  Name:
                                                  Title:

                                                           ("Purchaser")
                                                             ---------

                                         DLB SYSTEMS, INC.

                                         By_________________________________
                                                  Name:
                                                  Title:

                                         RECALMON, INC.

                                         By_________________________________
                                                  Name:
                                                  Title:

                                                           ("Seller")
                                                             ------

                                         KNIGHTVIEW COMPUTING LIMITED (for
                                         the purposes set forth in
                                         Section 13.16)

                                         By________________________________
                                                  Name:
                                                  Title:

                                     JOINDER
                                     -------

         Safeguard Scientifics, Inc. ("Safeguard"), intending to be legally bound hereby and in connection with the transactions described in and contemplated by the foregoing Asset Purchase Agreement (the "Purchase Agreement"), represents, covenants, and agrees, as appropriate, to Premier Worldwide Research, Ltd. (the "Purchaser") that:

                  (a) Safeguard has reviewed the Purchase Agreement;

                  (b) Safeguard agrees to be bound by the Confidentiality provisions of Section 6.2(b) of the Purchase Agreement;

                  (c) Safeguard hereby guarantees the duties and obligations of the Seller under Article XI of the Purchase Agreement, subject, in all respects, to the terms, conditions, and limitations set forth therein (including, without limitation, the limitations set forth in Sections 11.1(f), 11.1(h) and 11.1(i) of the Purchase Agreement); and

                  (d) Purchaser may pursue claims which it may hereafter have under Article XI of the Purchase Agreement directly against Safeguard subject, however, to the provisions set forth above.

         Any capitalized terms used herein which are not so defined, but which are defined in the Purchase Agreement, shall have the meanings ascribed to those terms in the Purchase Agreement.

         IN WITNESS WHEREOF, Safeguard has executed and delivered this Joinder by its duly authorized officers this 28th day of October, 1997.

                                          SAFEGUARD SCIENTIFICS, INC.

                                          By: /s/ Michael W. Miles
                                              ---------------------------------
                                          Name:   Michael W. Miles
                                          Title:  Vice President

                               Table of Schedules
                               ------------------


2.1A                                           Retained Assets

2.1                                            UK Assets

2.3(a)                                         Certain Assumed Liabilities

2.3(c)                                         DLB Performance Bonus Plan

2.3(e)                                         UK Assumed Liabilities

2.4(f)                                         DLB Bonus Awards

2.5                                            Allocation Statement

3.1(b)(i)(A)                                   Bill of Sale and Assignment

3.1(b)(iii)(B)                                 Assumption Agreement

4.3                                            Conflicts with Other Instruments

4.4                                            Required Consents and Approvals

4.5                                            Permitted Liens

4.6                                            Intellectual Property Matters

4.6(b)                                         Bank Accounts

4.6(c)                                         Leased Real Property

4.6(d)                                         Intellectual Property

4.6(f)                                         Software Products

4.6(g)                                         Prepaid Items

4.8                                            Financial Statements

4.9                                            Permits and Approvals

4.11                                           Litigation

4.13                                           Contracts, Leases, Etc...

4.14                                           Product and Service Warranties

4.16                                           Insurance

4.17                                           Employees

4.19                                           Pension/Benefit Matters

4.20                                             Transactions with Affiliates

6.10                                             Non-Assigned Contracts